UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material under §240.14a-12

EVO Payments, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee paid previously with preliminary materials.

☐
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 26, 2022
Dear Fellow Stockholder:
We would like to begin by expressing our sincere gratitude to all EVO Payments stockholders, particularly those who stood by us as we weathered the impact of COVID-19 during the past two years. Your continued support, together with the support of our board of directors and the more than 2,200 EVO employees across the globe, enabled us to deliver outstanding results in 2021. Perhaps more importantly, we turned the page on 2021 with EVO well positioned to resume its long-term global growth strategy.
EVO entered 2021 with the vaccine rollout in Europe and the Americas underway and optimistic of a strong 2021 bounce-back. Unfortunately, with the Delta variant rapidly spreading globally in the first quarter and governments reinstating lockdowns, mask mandates, and work from home orders, those early recovery expectations dimmed as we exited the first quarter of 2021. Despite these headwinds, the spirit of the global ‘credit card consumer’ ultimately prevailed. With a rebound in consumer and business-to-business spending by mid-year, our year concluded better than we expected at its outset. The international distribution network of financial institution and technology partnerships we built over the past 12 years continues to drive our success. These partnerships, which remained resilient in the face of the pandemic, pushed thousands of new, profitable merchant relationships to our in-house acquiring technology solutions each month.
We took the opportunity of the 2020-2021 global commerce slowdown to refocus on further improving our operating efficiencies. This effort represented a significant undertaking across all our markets as we shed costs by leveraging existing internal capabilities and eliminating unnecessary functions. This effort resulted in sustained margin improvement, providing increased cash flows to further support future investments, debt repayment, and acquisitions.
Our growth strategy remains focused on positioning our investments in high cash-to-card markets, supported by our proprietary technology solutions which allow us to further grow market share. We saw a post-COVID-19 resumption of this strategy with the announcements of our entry into two new markets, Chile and Greece. As we have in other markets around the world, we are entering the Chilean and Greek markets through long-term partnerships with leading financial institutions that should deliver sustained market growth well into the future. Additionally, we augmented our capabilities through the acquisition of a technology gateway in Chile which will further compliment and support our growth in this new market by enabling e-commerce transactions.
We are very excited about the year ahead. While we all learn to live with and around COVID-19, the negative effects of this illness will continue to fade. For EVO, there have been some bright spots from the pandemic. COVID-19 further accelerated cash-to-card conversion trends in many of our markets and increased the use of e-commerce by consumers, driving an increase in our overall transaction volumes. COVID-19 also highlighted the solid performance of EVO’s global team as they grew the business in the face of continued work-life challenges, staffing shortages, and government mandates. All 2,200 EVO employees remain focused on a singular goal — delivering superior merchant acquiring services to the markets we serve. As markets continue to open in 2022, we believe EVO remains well positioned to take advantage of growth opportunities that exist in all markets, both existing and new.
We are also pleased with the progress we made this year to advance a number of corporate responsibility and governance initiatives. Specifically, we appointed two new Board members, Stacey Panayiotou and Nikki Harland, and recently launched our ESG website to provide additional disclosures related to the Company’s many ESG priorities. We also continued to be active in our local communities across our markets, both through donations and partnerships with non-profit organizations. We remain committed to advancing the interests of our stockholders, merchants, partners, employees, and communities, and we look forward to building upon these programs going forward.

These past two years demanded that EVO be nimble to adapt our business quickly and efficiently to meet market and macroeconomic change. We remain committed to continuing to do so across all markets. While the Ukrainian conflict may present new challenges in the year ahead, we have no exposure to the markets directly impacted and are confident in our ability to address any impact from this latest global challenge.
We would like to cordially invite you to attend the 2022 Annual Meeting of Stockholders of EVO Payments, Inc., which will be held on June 8, 2022, at 1:00 p.m. Eastern Time, at the EVO Payments, Inc. headquarters, 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328. A notice of the meeting and a proxy statement containing information about the three proposals to be voted upon follow this letter. Further information regarding the meeting is contained in our proxy statement.
Your vote is important to us. Whether or not you plan to attend the annual meeting, we encourage you to promptly vote your shares by submitting your proxy by telephone, via the internet, or by completing, signing, dating, and returning the enclosed proxy card or voting instruction form.
We thank you again for your continued support of EVO Payments and look forward to seeing you at the meeting.
Sincerely,
James G. Kelly Chief Executive Officer and Director	Rafik R. Sidhom Chairman of the Board of Directors

EVO Payments, Inc.
10 Glenlake Parkway
South Tower, Suite 950
Atlanta, GA 30328
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 26, 2022
Notice is hereby given that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of EVO Payments, Inc., a Delaware corporation (the “Company”, “EVO” or “we”), will be held on June 8, 2022 at 1:00 p.m. (Eastern Time) at EVO Payments, Inc., 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328.
We are holding the meeting for the following purposes:
1.
to elect three directors to our board of directors, each to serve as a Group I director for a term of three years expiring at the annual meeting of stockholders to be held in 2025, with such director to hold office until such director’s successor has been duly elected and qualified;

2.
to consider the approval, by an advisory vote, of our executive compensation (i.e., “say-on-pay” proposal); and

3.
to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

In addition, stockholders may be asked to consider and vote upon any other matters that are properly brought before the Annual Meeting and at any adjournments or postponements thereof.
Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned or postponed.
Only stockholders of record as of the close of business on April 19, 2022 will be entitled to notice of the Annual Meeting and will be entitled to attend or vote at the Annual Meeting or any adjournment or postponement thereof. We expect to commence mailing of a Notice of Internet Availability of Proxy Materials to our stockholders of record containing instructions on how to access the proxy materials on or about April 26, 2022.
It is important that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.
By Order of the Board of Directors
Kelli E. Sterrett
Executive Vice President, General Counsel and Secretary
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 8, 2022: The Company’s 2022 Proxy Statement and 2021 Annual Report to Stockholders are also available at www.evopayments.com or www.proxyvote.com.
Atlanta, GA
April 26, 2022

EVO PAYMENTS, INC.
PROXY STATEMENT
2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2022
GENERAL INFORMATION
We are making this proxy statement available to our stockholders, and expect to commence mailing of a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report, on or about April 26, 2022 in connection with the solicitation of proxies by our board of directors for the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 8, 2022 at 1:00 p.m. (Eastern Time) at EVO Payments, Inc., 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328. As a stockholder of EVO, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this proxy statement. Below are answers to common questions stockholders may have about the Annual Meeting. Our fiscal year ends on December 31.
Structure; Classes of Stock
EVO was incorporated under the laws of the State of Delaware on April 20, 2017. On May 25, 2018, we completed an initial public offering (“IPO”) of shares of our Class A common stock. The shares began trading on the Nasdaq Global Market (“Nasdaq”) on May 23, 2018 under the symbol “EVOP.” In connection with the IPO, we completed a series of reorganization transactions to implement an “Up-C” capital structure in order to carry on the business of EVO Investco, LLC (“EVO LLC”), which we refer to as the “Reorganization Transactions.” As a result of the Reorganization Transactions and the IPO, EVO is a holding company whose principal asset is the single class of common membership interests of EVO, LLC, which we refer to as “LLC Interests.” EVO has the sole voting interest in, and controls the management of, EVO LLC.
We currently have two classes of common stock outstanding: Class A common stock and Class D common stock. The holders of our Class A common stock and our Class D common stock are each entitled to one vote per share and generally vote together as a single class on all matters submitted for a vote of our stockholders.
All of our Class D common stock is held by entities controlled by Madison Dearborn Partners, LLC (“MDP”), by our executive officers, and by certain of our current and former employees. Our Class D common stock does not have any economic rights.
On April 21, 2020, we issued 152,250 shares of our Series A convertible preferred stock (the “Series A convertible preferred stock”). Holders of the shares of Series A convertible preferred stock have the right to convert their shares of our Series A convertible preferred stock, in whole or in part, into shares of our Class A common stock, at any time. Holders of Series A convertible preferred stock are generally entitled to vote on an as-converted basis together with the holders of the shares of Class A common stock as a single class on all matters submitted for a vote of holders of shares of Class A common stock. All of our Series A convertible preferred stock is currently held by entities controlled by MDP.
Questions and Answers
What information is included in this proxy statement?
The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our board of directors and board committees, the compensation of our directors and certain of our executive officers for the year ended December 31, 2021, and other information.
What are the Proxy Materials?
The “Proxy Materials” are this proxy statement and our Form 10-K for the fiscal year ended December 31, 2021.

Why did I receive a one-page notice in the mail regarding the Internet availability of the Proxy Materials instead of a full set of the Proxy Materials?
Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our Proxy Materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the Proxy Materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the Proxy Materials. Instructions on how to access the Proxy Materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive the Proxy Materials in printed form by mail or electronically by email on an ongoing basis.
What items will be voted on at the Annual Meeting and how does the board of directors recommend that I vote?
Proposal	Board Vote Recommendation
Proposal No. 1 – Election of Directors	FOR
Proposal No. 2 – Approval, on an advisory basis, of our executive compensation (“say-on-pay”)	FOR
Proposal No. 3 – Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022	FOR
You also may be asked to consider and act upon any other matters that are properly brought before the Annual Meeting and at any adjournments or postponements thereof.
Our amended and restated bylaws (our “bylaws”) provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of stockholders. We have not received any such proposals and do not anticipate any other matters will come before the Annual Meeting. If any other matter comes before the Annual Meeting, the proxy holders appointed by our board of directors will have discretion to vote on those matters.
Who may vote at the meeting?
Holders of Class A common stock, Class D common stock, and Series A convertible preferred stock, together as a single class, as of the close of business on April 19, 2022 (the “Record Date”) may vote at the Annual Meeting.
What constitutes a “quorum”?
The presence, in person or by proxy, of the holders of a majority of the voting power of the combined shares of Class A common stock, Class D common stock, and Series A convertible preferred stock issued and outstanding will constitute a quorum. Votes withheld, abstentions, and broker non-votes (as described below) are counted as present for the purpose of determining a quorum.
What vote is required for the Proposals and what effect do abstentions and “broker non-votes” have on the Proposals?
Brokers that are members of certain securities exchanges and that hold shares of our common stock in “street name” on behalf of beneficial owners have authority to vote on certain “discretionary” items when they have not received instructions from beneficial owners. Under applicable securities exchange rules, our proposal to ratify the appointment of the independent registered public accounting firm is considered a discretionary item. However, Proposals No. 1 and No. 2 in this proxy statement are considered “non-discretionary” items, and brokers cannot vote on these items without instructions. A “broker non-vote” occurs when brokers do not receive voting instructions.
An “abstention” will occur at the Annual Meeting if your shares are deemed to be present at the Annual Meeting, either because you attend the Annual Meeting or because you have properly completed and returned a proxy, but you do not vote on a proposal or other matter which is required to be voted on by our stockholders at the Annual Meeting.
For Proposal No. 1, election of directors, director nominees will be elected by a plurality of the votes of the shares cast at the Annual Meeting, which means that the three nominees receiving the highest number of “for” votes will be elected. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.
Proposals No. 2 and No. 3 require the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions are considered votes present and entitled to vote on these proposals, and thus, will have the same effect as a vote “against” these proposals. Broker non-votes will have no effect on the outcome of Proposal No. 2.
How many votes do I have?
As of the Record Date, there were:
•
47,189,019 shares of Class A common stock outstanding;

•
3,783,074 shares of Class D common stock outstanding; and

•
152,250 shares of Series A convertible preferred stock outstanding.

The holders of our Class A common stock and our Class D common stock are entitled to one vote per share. The holders of our Series A convertible preferred stock are entitled to vote on an as converted basis, and will be entitled to one vote for each share of Class A common stock into which the Series A convertible preferred stock is then convertible. As of the Record Date, each share of Series A convertible preferred stock outstanding was entitled to cast approximately 71 votes at the Annual Meeting.
As of the Record Date, holders of Class A common stock voting as a class held approximately 76.6% of the outstanding voting power, holders of Class D common stock voting as a class held approximately 6% of the outstanding voting power, and holders of the Series A convertible preferred stock voting as a class held approximately 17.4% of the outstanding voting power.
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
•
Stockholder of Record.   If your shares are registered directly in your name with our transfer agent, Computershare Trust Company N.A., you are a stockholder of record.

•
Beneficial Owner of Shares Held in Street Name.   If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

How do I vote?
•
Vote by Internet.   Visit www.proxyvote.com to vote via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card. Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the Proxy Materials were requested, the instructions on the printed proxy card. Most beneficial owners of shares held in street name may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting availability.

•
Vote by Telephone.   Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions on the proxy card. Most beneficial owners of shares held in street name may vote using any touch-tone telephone from within the United

States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees.
•
Vote by Mail.   Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany the printed Proxy Materials. Beneficial owners of shares held in street name may vote by completing, signing and dating the voting instruction forms provided by their brokers, trustees, banks or other nominees. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors. If you are a beneficial owner of shares held in street name and you return your signed voting instruction form but do not indicate your voting preferences, please see “What effect do abstentions and “broker non-votes” have on the proposals?” regarding whether your broker, bank or other holder of record may vote your uninstructed shares on the Proposal.

•
Vote in Person at the Annual Meeting.   All stockholders as of the close of business on the Record Date can vote in person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares held in street name, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by Internet, or by mail so that your vote will be counted if you decide not to attend.

Can I change my vote after submitting a proxy?
Stockholders of record may revoke their proxy at any time before it is exercised by any of the following ways:
•
Deliver written notice of revocation to our Secretary at 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328 or submit to us a duly executed proxy card bearing a later date. To be effective, your notice of revocation or new proxy card must be received by our Secretary, Kelli E. Sterrett, at or before the Annual Meeting.

•
Change your vote via the Internet or by telephone at a later date. To be effective, your vote must be received before 11:59 p.m. (Eastern Time) on Tuesday, June 7, 2022, the day before the Annual Meeting.

•
Change your vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.
Who is paying for this proxy solicitation?
We are paying the costs of the solicitation of proxies. Members of our board of directors and our officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.
Can I participate in the Annual Meeting remotely?
Although it is our current intention to allow stockholders to participate in the Annual Meeting in-person, we are monitoring developments relating to the COVID-19 pandemic. We are sensitive to the in-person meeting and travel concerns of our stockholders in these uncertain times. As a result, we may decide to allow stockholders to participate in the Annual Meeting by remote communication. If we decide that is necessary or advisable, we will communicate this decision as early as possible. Please check our Investor Relations website at http://investor.evopayments.com for updates and instructions.

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?
We have adopted a procedure approved by the SEC called “householding” under which multiple stockholders who share the same address will receive only one copy of the Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, unless we receive contrary instructions from one or more of the stockholders. We agree to deliver promptly, upon written or oral request, a separate copy of the Internet Notice or Proxy Materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, please contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You also may request additional copies of the proxy materials by telephone or in writing at the same telephone number, email address, or address. Stockholders with shares registered in the name of a brokerage firm or bank may contact their brokerage firm or bank to request information about householding.
We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These filings are available on our Investor Relations website at investor.evopayments.com. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and this Proxy Statement, are also available without charge to stockholders upon written request addressed to:
EVO Payments, Inc.
Attn: Investor Relations
10 Glenlake Parkway,
South Tower, Suite 950
Atlanta, Georgia 30328

PROPOSAL NO. 1: ELECTION OF DIRECTORS
At the Annual Meeting, stockholders will vote to elect the three nominees named in this proxy statement as Class I directors. Each of the Class I directors elected at the Annual Meeting will be elected for a term expiring at the 2025 annual meeting of stockholders, with each Class I director to hold office until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Our board of directors has nominated Mark A. Chancy, John S. Garabedian, and David W. Leeds to serve as Class I directors.
The persons named as proxies will vote to elect Messrs. Chancy, Garabedian and Leeds unless a stockholder indicates that his or her shares should be withheld with respect to one or more of such nominees.
In the event that any nominee for Class I director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current board of directors to fill the vacancy. All of the nominees are currently serving as directors, and we do not expect that the nominees will be unavailable or will decline to serve.
Our board of directors recommends that you vote FOR the election of each of Mark A. Chancy, John S. Garabedian and David W. Leeds as Class I directors.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Directors and Executive Officers
The following table sets forth certain information about our directors and executive officers as of the date of this proxy statement.
Name	Age	Position
James G. Kelly	60	Chief Executive Officer and Director
Brendan F. Tansill	43	President, the Americas
Darren Wilson	54	President, International
Thomas E. Panther	53	Executive Vice President, Chief Financial Officer
Michael L. Reidenbach	59	Executive Vice President, Chief Information Officer
Kelli E. Sterrett	42	Executive Vice President, General Counsel and Secretary
Catherine E. Lafiandra	59	Executive Vice President, Chief Human Resources Officer
David L. Goldman	39	Executive Vice President, Business Development and Strategy
Anthony J. Radesca	52	Senior Vice President, Chief Accounting Officer
Rafik R. Sidhom	57	Chairman of the Board of Directors
Vahe A. Dombalagian	48	Director
Mark A. Chancy	57	Director
John S. Garabedian	60	Director
Nikki T. Harland	46	Director
David W. Leeds	65	Director
Laura M. Miller	57	Director
Stacey V. Panayiotou	49	Director
Gregory S. Pope	56	Director
Matthew W. Raino	44	Director
Set forth below is a brief biography of each of our executive officers and directors.
James G. Kelly has served as EVO’s Chief Executive Officer since its formation, as a member of our board of directors since May 2018, and as Chief Executive Officer and a member of the board of managers of EVO LLC since January 2012. Before joining EVO, Mr. Kelly served as President and Chief Operating Officer of Global Payments Inc., as Senior Executive Vice President of Global Payments Inc. and as Chief Financial Officer of Global Payments Inc. Prior to that, Mr. Kelly served as managing director of Alvarez & Marsal, a global professional services firm, and as manager of Ernst & Young’s mergers and acquisitions/audit groups. Mr. Kelly is a graduate of the University of Massachusetts, Amherst.
Mr. Kelly was elected to our board of directors because of his extensive experience in executive leadership positions in the payment services industry and his knowledge of our business in particular, gained through his service as our Chief Executive Officer and implementation of our strategic objectives over the past ten years.
Brendan F. Tansill has served as EVO’s President, the Americas, since its formation, and as President, the Americas, of EVO LLC since January 2016. Prior to his current role, Mr. Tansill served as Executive Vice President, Business Development and Strategy of EVO LLC from April 2012 until December 2015, where he was responsible for EVO’s global mergers and acquisitions activity and corporate strategy. Before joining EVO, Mr. Tansill was an investment professional at CCMP Capital Advisors. Mr. Tansill received his Masters of Business Administration from the Kellogg School of Management at Northwestern University and his Bachelor of Arts from the University of Virginia.
Darren Wilson has served as EVO’s President, International, since its formation, and as President, International, of EVO LLC since April 2014. Before joining EVO, Mr. Wilson served as Managing Director of Streamline (a Worldpay company) and as CEO/President of Global Payments’ Western European business. Mr. Wilson has also held various positions at HSBC Bank. Mr. Wilson has the Associate of the Chartered Institute of Bankers degree and has studied at Birmingham and Warwick Universities.
Thomas E. Panther has served as EVO’s Executive Vice President, Chief Financial Officer since November 2019. Before joining EVO, Mr. Panther worked for over 19 years at SunTrust Banks, Inc., where he served in numerous leadership roles including Chief Accounting Officer, Corporate Controller, Director of Corporate Finance and Head of Capital Planning & Analysis. Mr. Panther began his career at Arthur Andersen, delivering accounting and advisory services to financial institutions for nine years. Mr. Panther is a certified public accountant and earned his bachelor’s degree from the University of Richmond.
Michael L. Reidenbach has served as EVO’s Executive Vice President, Chief Information Officer since its formation, and as Executive Vice President, Chief Information Officer of EVO LLC since March 2013. Before joining EVO, Mr. Reidenbach served as Executive Vice President, Chief Information Officer of Global Payments Inc. Mr. Reidenbach is a former U.S. Air Force instructor pilot and aircraft commander. Mr. Reidenbach received his Master of Business Administration/Finance and his Master of Management Information Systems from Georgia College and his Bachelor of Science from the U.S. Air Force Academy.
Kelli E. Sterrett has served as EVO’s Executive Vice President, General Counsel and Secretary since July 2021. Ms. Sterrett joined EVO in 2018 as Senior Vice President and Deputy General Counsel. Prior to joining EVO, Ms. Sterrett served as Vice President and Deputy General Counsel of Scientific Games Corporation. Ms. Sterrett began her career as a corporate attorney with the law firm Gibson, Dunn & Crutcher LLP in New York. Ms. Sterrett received her Juris Doctorate from Columbia Law School and her Bachelor of Arts from Colgate University.
Catherine E. Lafiandra has served as EVO’s Executive Vice President, Chief Human Resources Officer since its formation, and as Chief Human Resources Officer of EVO LLC since March 2016. Before joining EVO, Ms. Lafiandra served as Vice President of Human Resources of Beazer Homes USA, Inc. from October 2014 to March 2016 and as Senior Vice President of Human Resources of PRGX Global, Inc. from March 2010 to March 2014. Ms. Lafiandra received her Juris Doctorate from the University of Virginia School of Law and her Bachelor of Arts from Southern Methodist University.
David L. Goldman has served as EVO’s Executive Vice President of Business Development and Strategy since its formation, and as Executive Vice President of Business Development and Strategy of EVO LLC since June 2016. Before joining EVO, Mr. Goldman served as Managing Director of PointState Capital LP from January 2011 to April 2014 and as Vice President of Duquesne Capital Management, LLC from April 2007 to December 2010. Prior to that, Mr. Goldman served as an Associate at TPG Capital, L.P. and as an investment banking analyst at Morgan Stanley. Mr. Goldman received his Bachelor of Business Administration from the University of Michigan.
Anthony J. Radesca has served as EVO’s Senior Vice President and Chief Accounting Officer since April 2019. Before joining EVO, Mr. Radesca served as the Senior Vice President and Chief Accounting Officer of CA Technologies, a global technology company that designs and develops infrastructure software solutions, from May 2016 until February 2019. Prior to that, he served as Vice President of Accounting of CA Technologies. Mr. Radesca received his Bachelor of Business Administration, Public Accounting, from Hofstra University and his Juris Doctor from Saint John’s University School of Law. Mr. Radesca is a certified public accountant.
Rafik R. Sidhom has served as Chairman of our board of directors since May 2018, and, prior to that, as Chairman and a member of the board of managers of EVO LLC since December 2012. As our original founder, Mr. Sidhom began his career in the acquiring industry selling card processing services and equipment to small retail merchants.
Mr. Sidhom was elected to our board of directors because of his role in founding our Company and his extensive experience with, and in-depth knowledge of, both the card processing services industry and our business in particular.

Mark A. Chancy has served as a member of our board of directors since March 2020. Mr. Chancy most recently served as Vice Chairman and Co-Chief Operating Officer at SunTrust Banks, Inc. In this role, he was responsible for SunTrust’s consumer banking, consumer lending, private wealth management and mortgage businesses, as well as enterprise marketing and data and analytics functions for the company. Prior to this role, Mr. Chancy held various executive roles at SunTrust from 2001 to 2017, including Chief Financial Officer and Wholesale Segment Executive. Mr. Chancy was recruited to the corporate finance department at The Robinson-Humphrey Company in 1989 after beginning his career with The First Boston Corporation in New York in 1986. Mr. Chancy serves on the board of directors of Wells Fargo & Company. He also serves as a member of the boards of the Westside Future Fund and Children’s Healthcare of Atlanta where he also serves as the chair of its Foundation. Mr. Chancy holds an MBA in finance from the J.L. Kellogg Graduate School of Management at Northwestern University and a bachelor’s degree from Southern Methodist University.
Mr. Chancy was elected to our board because of his extensive financial, operational, and strategic experience, as well as his knowledge of the financial services industry.
Vahe A. Dombalagian has served as a member of our board of directors since May 2018 and as a member of the board of managers of EVO LLC since December 2012. Mr. Dombalagian is a Managing Director and Co-Head of the MDP Financial & Transaction Services team. Prior to joining MDP, he was with TPG, Inc. and Bear, Stearns & Co. Inc. Mr. Dombalagian also serves on the boards of directors of The Amynta Group, Ankura Consulting Group, The Ardonagh Group Limited, Benefytt Technologies, Inc., Navacord Corp., and NFP Corp. Mr. Dombalagian received his Bachelor of Science from Georgetown University and his Master in Business Administration from the Harvard Graduate School of Business Administration.
Mr. Dombalagian was elected to our board of directors because of his role in the development and implementation of our strategic objectives during his six years as a member of the board of managers of EVO LLC, his extensive experience serving as a director of other businesses, and his experience as a private equity investor with respect to acquisitions and a variety of debt and equity financings.
John S. Garabedian has served as a member of our board of directors since May 2018. Mr. Garabedian is currently a General Partner of KB Partners, a Chicago-based investment firm. Prior to joining KB Partners, Mr. Garabedian served as a senior advisor for the Boston Consulting Group (BCG), a management consulting firm, from 2018 to April 2022 and as a Senior Partner of BCG from 2006 to 2018. He was a member of BCG’s Financial Institutions practice and led the practice in the Americas from 2007 to 2012. Prior to joining BCG, Mr. Garabedian was vice president for Gemini Consulting, where he was the North American Financial Services practice leader. He also worked in strategic planning at Continental Bank. Mr. Garabedian received a Master of Management degree from the Kellogg School of Management and a Bachelor of Science degree in Accounting from Frostburg State University.
Mr. Garabedian was elected to our board of directors because of his experience working with banking, insurance and asset management firms on strategy and operational matters.
Nikki T. Harland has served as a member of our board of directors since March 2022. Ms. Harland has served as Chief Operating Officer of Paradies Lagardère since October 2021. Prior to her current role, Ms. Harland held several leadership roles at Paradies Lagardère, including President of the Retail Division and Senior Vice President of Human Resources. Prior to joining Paradies Lagardère in 2014, Ms. Harland held leadership positions at Gap, Inc., Toys “R” Us and Turner Broadcasting System. Ms. Harland currently serves on the Children’s Healthcare of Atlanta Foundation Board of Trustees and the National Black Arts Festival Board of Directors. Ms. Harland holds an MBA from Clark Atlanta University and a bachelor’s degree from Spellman College.
Ms. Harland was elected to our board of directors because of her experience and expertise in operational matters and her retail industry experience.
David W. Leeds has served as a member of our board of directors since July 2018. Mr. Leeds was associated with Ernst & Young LLP for over 40 years before his retirement in June 2018, having served as an assurance and audit partner in the Financial Services and Technology practice groups of the firm since 1991. Mr. Leeds serves and has served on the boards of several non-profit and educational organizations, in which capacity he has served as board chair, finance chair, and on various committees. Mr. Leeds received his Bachelor of Business Administration from the University of Texas and has been a Certified Public Accountant since 1981.
Mr. Leeds was elected to our board of directors because of his extensive experience with financial reporting and audit matters.
Laura M. Miller has served as a member of our board of directors since September 2019. Ms. Miller has served as Chief Information Officer at Macy’s Inc. since March 2021. Prior to joining Macy’s, Ms. Miller was with InterContinental Hotels Group PLC (IHG) from 2013 to January 2020, where she held the role of Global Chief Information Officer. Prior to joining IHG, Ms. Miller was Senior Vice President, Financial Services Application Development for First Data Corporation, where she was responsible for the company’s credit card issuing, merchant acquiring, ATM and online banking solutions. Ms. Miller currently serves as a member of the Society of Information Management, Women in Technology and the Technology Association of Georgia. Ms. Miller has a bachelor’s degree in Information Systems Management from the University of Maryland, Baltimore County, and holds a master’s degree in Computer Systems Management from the University of Maryland University College.
Ms. Miller was elected to our board of directors because of her leadership experience as well as her extensive expertise in technology and cybersecurity matters.
Stacey Valy Panayiotou has served as a member of our board of directors since August 2021. Ms. Panayiotou has served as Executive Vice President, Human Resources of Ball Corporation since November 2021. Prior to Ball Corporation, Ms. Panayiotou served as Executive Vice President, Human Resources of Graphic Packaging International (GPI). Prior to joining GPI in April 2019, Ms. Panayiotou was with The Coca-Cola Company from February 2006 through April 2019 where she held a variety of senior HR leadership roles, including Global Vice President of Talent and Development and Vice President, HR, Europe, Middle East & Africa, which consisted of over 120 countries. Prior to joining The Coca-Cola Company, Ms. Panayiotou led the organization development function for Pactiv Corporation. Ms. Panayiotou currently serves on the advisory board for the University of Iowa Tippie College of Business and on the Children’s Healthcare of Atlanta Foundation Board of Trustees. Ms. Panayiotou has a bachelor’s degree in Management & Organizations from the University of Iowa and holds a dual master’s degree in International HR & Organization Development from Loyola University Chicago.
Ms. Panayiotou was elected to our board of directors because of her leadership experience as well as her extensive expertise in human resources matters.
Gregory S. Pope has served as a member of our board of directors since May 2018. Mr. Pope has served as Chief Operations Officer at Masters Capital Management LLC, an investment management firm, since June 2000. Prior to joining Masters Capital, Mr. Pope worked for J.C. Bradford & Co. from 1989 until July 2000. Mr. Pope previously served on the board of directors for Georgia Commerce Bancshares, Inc. and was a member of its audit and asset-liability committee from 2011 until 2015. Mr. Pope currently serves on the board of directors of Big Brothers Big Sisters of Atlanta and is a past board member of several other charitable foundations. Mr. Pope received a Bachelor of Science degree in Finance from Georgia State University.
Mr. Pope was elected to our board of directors because of his experience working in the banking and investment management sectors on a variety of strategic and operational matters.
Matthew W. Raino has served as a member of our board of directors since April 2020 and previously, from May 2018 to December 2019, and was a member of the board of managers of EVO LLC from December 2012 to December 2019. Mr. Raino is a Managing Director of the MDP Financial & Transaction Services team. Prior to rejoining MDP in August 2007, Mr. Raino attended Northwestern University J.L. Kellogg Graduate School of Management. From July 2003 to July 2005, Mr. Raino served as an associate at MDP. Mr. Raino also serves on the boards of directors of the Amynta Group, Ankura Consulting Group, Benefytt Technologies, Inc., Navacord Corp., and NFP Corp. Mr. Raino has a Bachelor of Business Administration from the University of Michigan and a Master in Business Administration from Northwestern University J.L. Kellogg Graduate School of Management.

Mr. Raino was elected to our board of directors because of his role in the development and implementation of our strategic objectives during his six years as a member of the board of managers of EVO LLC, his extensive experience serving as a director of other businesses, and his experience as a private equity investor with respect to acquisitions and a variety of debt and equity financings.
Board Composition
Board Membership Criteria and Director Nominations
Our business and affairs are managed under the direction of our board of directors, which consists of 11 members. Our nominating and corporate governance committee periodically reviews with our board of directors the appropriate experience, skills, and characteristics required of board members. The nominating and corporate governance committee utilizes a broad approach for identification of director nominees and may seek recommendations from our directors, officers or stockholders and/or engage a search firm. In evaluating and determining whether to ultimately recommend a person as a candidate for election as a director, the nominating and corporate governance committee evaluates all factors that it deems appropriate, including the number of current directors, independence standards, the qualifications set forth in our Corporate Governance Guidelines, personal and professional ethics and integrity, high performance standards and history of achievements, and the ability to provide wise and thoughtful counsel on a broad range of issues. It also takes into account specific characteristics and expertise that it believes will enhance the diversity of knowledge, expertise, background and personal characteristics of our board of directors. Specifically, our nominating and corporate governance committee proactively seeks diverse director candidates to provide representation of varied backgrounds, perspectives and experience in the boardroom to support the global demands of our business. Our nominating and corporate governance committee and our Board consider diversity in a broad sense, and in addition to focusing on gender, race and ethnicity, our nominating and corporate governance committee considers other attributes, including diversity in experiences, skills, perspectives and geography in our directors. We believe this provides the skills and backgrounds that are important to drive Company strategy and support our values.
Ultimately, the nominating and corporate governance committee seeks to recommend to the board of directors those nominees whose specific qualities, experience and expertise will augment the current board of directors’ composition and whose past experience evidences that they will: (i) dedicate sufficient time, energy and attention to ensure the diligent performance of board duties; (ii) comply with the duties and responsibilities set forth in our Corporate Governance Guidelines and in our bylaws; (iii) comply with all duties of care, loyalty and confidentiality applicable to them as directors of publicly traded corporations organized in Delaware; and (iv) adhere to our Code of Conduct. As detailed in the director biographies above, our board of directors and the nominating and corporate governance committee believe that the directors recommended for election at the Annual Meeting possess these diverse skills and experiences.
In its discretion, the nominating and corporate governance committee will also consider recommendations of qualified nominees by stockholders by evaluating the same factors as described above. Our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must meet certain deadlines established by our bylaws and provide certain information required by our bylaws. For a description of the process for nominating directors in accordance with our bylaws, see “Additional Information.”
Director Independence
Under Nasdaq rules, independent directors must comprise a majority of our board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of our audit, compensation and nominating and governance committees be independent. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors undertook a review of its composition, the composition of its committees and the independence of each director and has determined that Mmes. Miller, Panayiotou, and Harland, and Messrs. Chancy, Dombalagian, Garabedian, Leeds, Pope and Raino qualify as “independent” directors in accordance with Nasdaq listing requirements. In making these determinations, our board of directors reviewed and discussed information provided by the directors with regard to each director’s business and personal activities and relationships as they may relate to us and our management. Messrs. Kelly and Sidhom are not considered independent. There are no family relationships among any of our directors or executive officers.
Classified Board of Directors
In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered, three-year terms. We refer to each director class as a “Group.” At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:
•
the Group I directors are Messrs. Chancy, Garabedian and Leeds, and their terms will expire at the Annual Meeting;

•
the Group II directors are Ms. Miller, Mr. Pope, Mr. Raino, Ms. Panayiotou, and Ms. Harland, and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•
the Group III directors are Messrs. Dombalagian, Kelly and Sidhom, and their terms will expire at the annual meeting of stockholders to be held in 2024.

Our amended and restated certificate of incorporation provides that the authorized number of directors may only be decreased below seven by an affirmative vote at least 66 2∕3% of the voting power of our outstanding common stock, voting together as a single class. The number of directors will otherwise be between seven and 15 directors, with the precise number of directors at or above seven directors being fixed from time to time exclusively by the board of directors (subject to MDP’s director nomination rights described below). In addition, our directors may only be removed for cause and by the affirmative vote of at least 66 2∕3% of the voting power of our outstanding common stock voting together as a single class.
Director Nomination Rights
In connection with the IPO, we and MDP entered into a director nomination agreement. This agreement was subsequently amended and restated in connection with MDP’s investment in our Series A convertible preferred stock. As amended and restated, the director nomination agreement provides MDP with the right to designate two of our directors until MDP no longer holds at least 15% of the voting power of our outstanding voting stock and one of our directors until MDP no longer holds at least 5% of the voting power of our outstanding voting stock. MDP is entitled to designate the replacement of any of its board designees should a designee’s service terminate prior to the end of the director’s term, regardless of MDP’s voting power at the time.
We are required, to the extent permitted by applicable law, to take all necessary action to cause our board of directors and the nominating and corporate governance committee to include such designees in the slate of director nominees for election by our stockholders. MDP’s current designees are Matthew W. Raino, a Group II director, and Vahe A. Dombalagian, a Group III director. Pursuant to the director nomination agreement, we also agreed not to, without MDP’s prior consent, take any action to (1) increase the size of our board of directors to more than nine, (2) declassify our board of directors or (3) amend our bylaws to provide for a voting standard in the election of directors other than plurality voting. MDP provided its consent to increase the size of our board of directors from nine to ten directors, and subsequently from ten to eleven directors.

In connection with the IPO, we also entered into a chairman and consulting agreement with Mr. Sidhom that requires us to nominate Mr. Sidhom for election as a director at each stockholder meeting at which Group III directors are to be nominated until the earliest of the termination of the chairman and consulting agreement, the first time Mr. Sidhom no longer serves on our board of directors or whenever Mr. Sidhom, together with certain trusts with which he is affiliated, no longer hold at least 15% of the outstanding LLC interests. See “Certain Relationships and Related Party Transactions — Related Party Transaction — Director Nomination Agreement.”
Board Committees
We have established an audit committee, compensation committee, and nominating and corporate governance committee, each of which operates under a charter that has been approved by our board of directors. Copies of each charter are posted on the corporate governance section of our website at www.evopayments.com. Each committee has the composition and responsibilities described below. Our board of directors may establish other committees from time to time.
Audit Committee
Our board of directors adopted a written charter for our audit committee that complies with the rules of Nasdaq. Our audit committee is comprised of Messrs. Leeds, Chancy, Pope and Ms. Miller, with Mr. Leeds serving as the chairperson of the committee. Our audit committee assists our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions, and is directly responsible for the approval of the services performed by our independent accountants and reviewing of their reports regarding our accounting practices and systems of internal accounting controls. Our audit committee also oversees the audit efforts of our independent accountants and takes actions as it deems necessary to satisfy itself that the accountants are independent of management. Our audit committee is also responsible for monitoring the integrity of our consolidated financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters. Our audit committee has formed a technology subcommittee to assist the board of directors and audit committee in their assessment and management of risks regarding technology, information security, cybersecurity, data privacy, disaster recovery, and business continuity. Ms. Miller is the chair of the technology subcommittee due to her extensive expertise of technology and cybersecurity matters. The technology subcommittee typically meets quarterly and gets reports from management on at least a quarterly basis.
Our board of directors has determined that each member of the audit committee is independent as required by Rule 10A-3 under the Exchange Act and Nasdaq listing standards. Our board of directors has determined that each of Messrs. Leeds, Chancy and Pope is an “audit committee financial expert” within the meaning of applicable SEC rules and that each member of our audit committee has the requisite financial expertise required under the applicable listing requirements of Nasdaq.
Compensation Committee
Our compensation committee is comprised of Messrs. Raino, Dombalagian, Garabedian, and Pope, with Mr. Raino serving as the chairperson of the committee. Our compensation committee assists our board of directors in meeting its responsibilities with regard to oversight and determination of executive compensation and assesses whether our compensation structure establishes appropriate incentives for officers and employees. Our compensation committee reviews and makes recommendations to our board of directors with respect to our major compensation plans, policies and programs. In addition, our compensation committee reviews, establishes and modifies the terms and conditions of employment of our executive officers and administers our equity compensation plans.
Our board of directors has determined that each member of the compensation committee is independent as required by Nasdaq listing standards, and that Messrs. Garabedian and Pope are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is comprised of Mr. Garabedian, Mr. Leeds, Ms. Miller and Mr. Raino, with Mr. Garabedian serving as the chairperson of the committee. Our nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board of directors. In addition, our nominating and corporate governance committee is responsible for overseeing succession planning, our corporate governance guidelines, and reporting and making recommendations to the board of directors concerning corporate governance matters. In 2021, we formally delegated oversight of the Company’s environmental, social and governance (“ESG”) activities and disclosures to our nominating and corporate governance committee which receives reports from our ESG committee, a cross-functional management committee of the Company.
Our board of directors has determined that each member of the nominating and corporate governance committee is independent as required by Nasdaq listing standards.
Board Leadership and Risk Oversight
The board of directors currently separates the role of Chairman and Chief Executive Officer. Our board of directors believes that the current separation of Chairman and Chief Executive Officer allows the Chief Executive Officer to focus his time and energy on operating and managing our Company and leverage the experience and perspectives of the Chairman. Our nominating and corporate governance committee periodically assesses these roles and the board leadership structure to ensure the interests of our Company and its stockholders are best served.
In addition, we have a lead independent director (“Lead Director”) appointed annually by our independent directors. Gregory S. Pope currently serves as Lead Director. As Lead Director, Mr. Pope presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors, and performs such additional duties as our board of directors may otherwise determine and delegate. Our board of directors believes that its leadership structure is appropriate because it strikes an effective balance between strategic development and independent leadership and management oversight in the board process.
Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy and the most significant risks facing us, including technology operations, information security, cybersecurity, disaster recovery and business continuity, and ensures that appropriate risk mitigation strategies are implemented by management. Our board of directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
Our board delegates to the audit committee oversight of our risk management process. The Company has established an enterprise risk management (“ERM”) function and implemented a program, overseen by an ERM council comprised of members of executive management. Through the ERM program, we assess our significant risk exposures and the approach our management team takes to monitor and/or mitigate these risks.  The audit committee discusses with management the key risks identified in the ERM program, including their potential impact on us and our operations, and our risk mitigation strategies. In addition, our audit committee has formed a technology subcommittee to assist the board of directors and audit committee in their assessment and management of risks regarding technology operations, information security, cybersecurity, data privacy, and related matters identified in the ERM process. Our other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full board as appropriate, typically on a quarterly basis, but also including when a matter rises to the level of a material or enterprise level risk.
Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks to achieving our strategic, financial, operational, legal, and compliance objectives.

Director Stock Ownership Requirements
Our board of directors has implemented stock ownership guidelines for our directors to foster equity ownership and align the interests of our directors with our stockholders. Within five years of a director’s initial election to the board, our outside directors are required to beneficially own securities with a value of at least 4 times their annual cash retainer (excluding committee and chairperson fees). Each of our directors was in compliance with the stock ownership guidelines as of the Record Date.
Diversity and Inclusion
Our compensation committee oversees diversity and inclusion across our entire organization. Three areas guide our actions and drive progress: (1) leadership accountability; (2) employee awareness; and (3) EVO’s culture and values.
We recognize that a diverse and inclusive workforce is one of the keys to our success and makes our company stronger. EVO’s GET. GROW. KEEP. (“GGK”) culture represents a cornerstone of our talent strategy, which uses people-focused programs supported by human resources technology to attract (GET), develop (GROW) and retain (KEEP) the talent necessary to drive our growth and success. For our existing employees, we utilize our global People Development Portal to implement our talent management programs, including (i) our annual performance evaluation process and goal setting, (ii) online development courses available through EVO University and (iii) mandatory training curriculum for our employees.
We implemented a global onboarding and recruiting technology platform in 2020 which allows us to attract and reach more candidates through multiple recruiting avenues and to improve our overall recruitment process, which we continued in 2021. This onboarding platform engages our employees immediately and introduces them to our GGK culture including our five core values of integrity, service, teamwork, ownership and diversity. We believe that our culture creates a diverse, collaborative, respectful and safe workplace. To strengthen this culture, we recognize our colleagues whose behaviors and actions demonstrate the GGK culture and our values through multiple recognition programs. Our executive management team and Human Resources department regularly review and update our talent strategy, monitoring a variety of data, including turnover, compensation and benefits benchmarking, diversity, and employee engagement, to design and implement effective reward/recognition, training, development, succession, and benefit programs to meet the needs of our businesses and our employees.
We will continue to strive for increased diversity in our workforce and to have an inclusive work place environment through our culture, talent acquisition and talent management strategies.
Board Diversity
The table below provides certain information with respect to the composition of our board of directors. Each of the categories listed in the table has the meaning ascribed to it in NASDAQ Rule 5605(f).

Board Diversity Matrix (as of April 19, 2022)
Total Number of Directors:	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	8	—	—
Part II: Demographic Background
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	8	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—
Code of Conduct
We have adopted a Code of Conduct that applies to our executive officers, directors, and all other employees. Our Code of Conduct is publicly available on our website at www.evopayments.com. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver from a provision of the Code of Conduct to our directors or executive officers, we will disclose the nature of such amendments or waiver on our website or in a current report on Form 8-K.
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas, including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the Chairman of the board and Chief Executive Officer, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is available on our website at www.evopayments.com.
Board and Committee Meetings; Annual Meeting Attendance
During the year ended December 31, 2021:
•
the board of directors held nine meetings;

•
the audit committee held four meetings, and the technology subcommittee of the audit committee held four meetings;

•
the nominating and corporate governance committee held three meetings; and

•
the compensation committee held three meetings.

In the year ended December 31, 2021, all directors attended more than 75% of meetings of the board of directors and committee meetings for committees on which they served.
According to our corporate governance guidelines, each director is expected to adequately prepare for and attend all meetings of the board of directors and all meetings of the committees of which the director is a member (with the understanding that, on occasion, a director may be unable to attend a meeting) and to spend the time needed and meet as frequently as necessary to discharge his or her responsibilities. Absent unusual circumstances, each director is expected to attend the annual meeting of stockholders. All of our directors attended our 2021 annual meeting of stockholders.
Compensation Committee Interlocks and Insider Participation
Messrs. Dombalagian, Garabedian, Pope and Raino were members of the compensation committee during fiscal year 2021. All members of the compensation committee were independent directors, and no member was an employee or former employee of our Company.
None of our executive officers serves as a member of the board of directors or compensation committee of any entity, other than our Company or our affiliates, that has one or more executive officers serving as a member of our board of directors or compensation committee.
Communication with the Board of Directors
Anyone who would like to communicate with, or otherwise make his or her concerns known directly to the chairperson of any of the audit, nominating and corporate governance, and compensation committees, or to the independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328, who will forward such communications to the appropriate party. Such communications may be made confidentially or anonymously. Advertisements, solicitations for business, requests for employment, requests for contributions, or other inappropriate material will not be forwarded to our directors.
Director Compensation
Our non-employee director compensation plan is designed to attract, retain and compensate highly-qualified directors by providing them with competitive compensation and an equity interest in our Company to align their interests with those of our stockholders. In lieu of per-meeting fees, we pay annual cash and stock award retainers to our non-employee directors that are not affiliated with Blueapple, Inc. (“Blueapple”), a Delaware corporation which is controlled by entities affiliated with our founder and Chairman of our board of directors, Rafik R. Sidhom, or MDP. Other than Mr. Sidhom, we do not pay additional compensation to directors who are also our employees for their service as a director. Our nominating and corporate governance committee periodically reviews our non-employee director compensation plan and makes recommendations as necessary to our full board of directors.
Mr. Sidhom receives $250,000 for his service as Chairman of our board of directors. Each of our independent directors not affiliated with Blueapple or MDP — currently Mmes. Miller, Panayiotou, and Harland, and Messrs. Chancy, Garabedian, Leeds and Pope — receive an annual cash retainer fee of $100,000 (pro-rated for partial periods for new directors). In addition, independent directors (except for committee chairs) who serve on our audit committee, compensation committee, nominating and corporate governance committee and technology subcommittee are each entitled to annual committee fees of $12,500, $10,000, $5,000 and $5,000, respectively. Chairpersons of the audit committee, compensation committee, nominating and corporate governance committee and technology subcommittee are each entitled to annual committee chair fees of $20,000 per year, $17,500 per year, $10,000 per year and $10,000 per year, respectively.
On an annual basis, each of our independent directors not affiliated with Blueapple and MDP receive a grant of restricted stock units which cliff vest on the first anniversary of the date of grant. The grant date value of the grant of restricted stock units through 2021 was $125,000, and the grant date value of the grant of restricted units for 2022 is $150,000. The number of restricted stock units granted is based on the closing sale price of our Class A common stock as reported by Nasdaq on the grant date.

2021 Director Compensation Table
The following table provides information regarding the compensation paid to our directors (other than our Chief Executive Officer) that received compensation for the fiscal year ended December 31, 2021.
Name	Fees earned or paid in cash for 2021 service ($)(1)	Fees earned or paid in cash in 2021 related to 2020 deferred payments ($)(2)	Stock awards ($)(3)(4)	All other Compensation ($)(5)	Total ($)
Mark A. Chancy	117,500	58,750	126,839	—	303,089
David W. Leeds	130,000	60,000	125,900	—	315,900
John S. Garabedian	125,000	57,750	125,900	—	308,650
Laura M. Miller	127,500	63,750	125,900	—	317,150
Gregory S. Pope	122,500	69,000	125,900	—	317,400
Rafik R. Sidhom	250,000	156,596	—	29,800	436,396
Stacey V. Panayiotou(6)	50,000	—	—	—	50,000

(1)
Represents annual cash retainers, committee fees and chairmanship fees earned during 2021.

(2)
In connection with our response to the COVID-19 pandemic, each of our non-employee directors voluntarily agreed to temporarily defer their cash retainer fees for the second and third quarters of 2020. In addition, Mr. Sidhom agreed to defer a portion of his compensation for his service as Chairman of our board of directors. Deferred fees were paid to directors in the first quarter of 2021.

(3)
Represents the aggregate grant date fair value of each award of restricted stock units granted during the fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718. For additional information, see note 22 to our audited financial statements for the fiscal year ended December 31, 2021 included in our annual report on Form 10-K filed with the SEC.

(4)
As of December 31, 2021, each of Ms. Miller and Messrs. Leeds, Garabedian, Pope and Chancy held 4,910 unvested restricted stock units.

(5)
Represents Mr. Sidhom’s participation in certain of our health and welfare programs that are available to executive employees and Mr. Sidhom’s participation in a supplemental healthcare insurance plan paid for by the Company.

(6)
Pro-rated for partial periods as a new director.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (CD&A) focuses on our 2021 compensation programs, actions and outputs. These compensation decisions reflect the compensation committee’s application of our compensation philosophy, plan objectives and performance standards against financial and individual executive performance through the end of 2021.
Named Executive Officer Compensation Design, Elements and Pay Mix
This section provides an overview of our 2021 executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed regarding the compensation of our named executive officers, or NEOs, in the summary compensation table below. For 2021, our NEOs were:
Name	Position
James G. Kelly	Chief Executive Officer
Thomas E. Panther	Executive Vice President, Chief Financial Officer
Brendan F. Tansill	President, the Americas
Darren Wilson	President, International
Michael L. Reidenbach	Executive Vice President, Chief Information Officer
Compensation Philosophy
Our compensation philosophy is based on the principle of pay-for-performance, with the actual compensation received by any NEO varying based on our performance. The compensation committee is comprised solely of independent directors and is responsible for determining the compensation for each of our NEOs and administering our equity compensation plans and awards. The compensation committee reviews our executive compensation program annually to ensure that we have a competitive, market-based program designed to drive our performance for the benefit of all our stockholders. Our compensation program is intended to:
•
support the achievement of our financial and business objectives;

•
align short-term and long-term incentives with achievement of our strategy and objectives;

•
attract and retain highly qualified executives who can lead our complex, expanding global business;

•
deliver an externally competitive and transparent total compensation structure;

•
create an environment where performance is rewarded; and

•
align the interests of our NEOs with our stockholders.

In order to achieve these results, our compensation committee believes our program must:
•
provide our NEOs with total compensation opportunities at levels that are competitive for comparable positions in a highly competitive industry;

•
provide variable, at-risk incentive award opportunities that are payable only if specific goals are achieved;

•
provide significant upside opportunities for outstanding performance and strong shareholder value creation; and

•
align the interests of our NEOs with those of our stockholders by making stock-based incentives a prominent element of our executive compensation program.

The NEO compensation program is designed considering the following factors:
•
market data provided by our independent compensation consultant to ensure we offer competitive compensation to our NEOs based on experience level, individual skills, criticality of the role, individual performance and other factors;

•
opportunities to award NEOs if performance significantly exceeds our established company-wide financial performance objectives; and

•
alignment with stockholders by ensuring that a core part of NEO compensation is stock based, including a significant portion of stock options for the 2021 grant.

Our compensation committee also considers and assesses potential risk and risk mitigation factors in all our compensation programs. For 2021, our compensation committee concluded that our compensation practices are balanced, do not encourage excessive risk taking by our NEOs or other employees, and are not reasonably likely to have a material adverse effect on us.
Compensation of our NEOs is comprised of three key components: base salary, short-term cash incentive and long-term equity incentive.
As discussed below, starting with respect to fiscal year 2022, we introduced performance stock units to our long-term incentive program. 50% of the long-term incentive awards granted to our NEOs and to the other direct reports of the Chief Executive Officer in February 2022 were subject to performance-based vesting conditions, with cliff vesting at the end of three-year performance cycles.
Below is the mix of total target compensation in 2021 for our Chief Executive Officer and the average of all other NEOs.

Our compensation program is aligned with our short- and long-term performance and reflects best practices to ensure sound corporate governance. As illustrated above, the vast majority of our NEOs’ compensation is subject to forfeiture (“at risk”). In addition, with the exception of base salary and restricted stock units, all compensation is performance-based. NEOs are also subject to stock ownership guidelines.
What We Do	What We Don’t Do
Strong emphasis on performance-based compensation, with a significant portion of NEO compensation tied to our performance	No repricing without stockholder approval
Commencing in 2022, 50% of executive officer grants are subject to forward looking performance-based conditions	No excise or other tax gross ups on change in control payments
Mix of short-term and long-term incentives	No incentives that encourage excessive risk-taking
Board-approved annual revenue, EBITDA and other targets for short-term incentive payments generally, with rigorous individual financial and non-financial performance requirements	No liberal share recycling or “net share counting” upon exercise of stock options
Double-trigger change-in-control severance benefits for executive officers	No hedging, pledging or short sales of Company stock
Robust clawback policy for incentive compensation paid to our executive officers	No guaranteed incentive awards for executives
Benchmarking against a representative peer group	No “single-trigger” change in control acceleration of equity awards
Conditional severance payments upon a release of claims and compliance with restrictive covenants
Compensation decisions for NEOs made by an independent compensation committee advised by independent compensation consultant
Meaningful stock ownership requirements for executives
Annual say-on-pay vote
Role of the Independent Compensation Consultant
The compensation committee has retained Meridian Compensation Partners LLC, which we refer to as Meridian, as its independent compensation consultant. The compensation committee assessed the independence of Meridian and whether its work raised any conflict of interest, taking into consideration the independence factors set forth in applicable SEC and Nasdaq rules, and determined that Meridian is independent. Meridian took guidance from and reported directly to the compensation committee. Meridian advised the compensation committee on trends and issues in executive compensation and on the competitiveness of the compensation structure and levels of our NEOs during 2021. At the request of the compensation committee, Meridian performed the following services to inform the compensation committee’s decisions regarding executive compensation for 2021:
•
Reviewed the Company’s peer group to provide context for the range of appropriate compensation for NEOs and compensation program designs;

•
Reviewed market data and trends for our NEOs to determine whether their targeted total direct compensation opportunities were competitive with positions of a similar scope in similarly sized companies in similar industries;

•
Assisted in the development of incentive design;

•
Kept the compensation committee aware of executive and director compensation trends and developments;

•
Attended compensation committee meetings, as requested, to discuss these items;

•
Advised on market trends for the impact of the COVID-19 pandemic on executive compensation; and

•
Advised on a comprehensive performance-based equity program that was implemented for the February 2022 executive equity grants.

All services performed by Meridian during 2021 related to executive and non-employee director compensation and related governance matters.
Market Data
The compensation committee considers the compensation programs and practices and resulting NEO compensation opportunities of selected other companies to assist it in setting our NEOs’ compensation to ensure that it remains competitive. For 2021, Meridian reviewed and refreshed our peer group, which is used to benchmark executive pay levels and to provide incentive design considerations. The companies in the peer group were chosen because (i) each company in the peer group is in the transaction, data processing or technology-enabled business, (ii) each company in the peer group is publicly traded, (iii) the peer group reflects companies with an appropriate range of revenues and market capitalizations, and (iv) we compete for talent with many of these companies.
For 2021, our peer group included the following companies:

ACI Worldwide, Inc.
Aspen Technology, Inc.
Black Knight, Inc.
Bottomline Technologies, Inc.
Deluxe Corporation
Ebix, Inc.
Euronet Worldwide, Inc.
EVERTEC, Inc.
Fair Isaac Corporation
FleetCor Technologies, Inc.

Information Services Group, Inc.
MicroStrategy Incorporated
MoneyGram International, Inc.
Paya Holding
Paychex, Inc.
Priority Technology Holdings
Progress Software Corporation
QAD, Inc.
WEX, Inc.
Zendesk, Inc.

In connection with the compensation committee setting NEO compensation for 2021, the compensation committee reviewed data collected and analyzed by Meridian, including data related to benchmark compensation and current market trends.
Role of Named Executive Officers
In 2021, our Chief Executive Officer developed compensation recommendations for each of the NEOs other than himself based on our performance relative to the financial objectives established for the NEOs and approved by the compensation committee, the non-financial personal objectives for each NEO, the market data supplied by Meridian, and the individual performance and contribution of each NEO. The compensation committee considered the Chief Executive Officer’s recommendations, in conjunction with the counsel of Meridian and relevant market data (including the median level of compensation for each NEO within our peer group) in determining the compensation elements for each NEO. However, the compensation committee did not target any element of compensation at a particular percentile or range based on the peer group data. Rather, the compensation committee used this information as one factor in its decision-making process and considered other elements, such as the experience, skill set, criticality and contributions of each NEO in determining actual compensation levels for such NEO. The compensation committee determined all aspects of Mr. Kelly’s compensation as Chief Executive Officer in consultation with Meridian. Mr. Kelly did not participate in the compensation committee’s determination of his compensation.
Say-on-Pay Vote and Compensation Actions Taken
At our Annual Meeting, stockholders have the opportunity to vote, on an advisory basis, to approve the compensation of our NEOs, often referred to as “say-on-pay.” At our 2021 annual meeting, over 96% of the votes were cast to approve executive compensation. As a result of this high approval level, the compensation committee believes that stockholders broadly support our compensation policies, and the compensation committee continued to apply the same overall principles to determine the amounts and types of executive compensation for fiscal 2021.
The compensation committee will continue to monitor best practices, future advisory votes on executive compensation and other shareholder feedback to guide it in evaluating our NEO compensation program. The compensation committee invites our stockholders to communicate any concerns or opinions on executive pay directly to our board of directors. Please refer to “Directors, Executive Officers and Corporate Governance - Communication with the Board of Directors” for information about communicating with the board of directors.
Elements of our 2021 Compensation Program
As set by the compensation committee, the following table shows each NEO’s 2021 total target compensation, and each component of compensation:
Name	Base Salary	% of Total	Target Short-Term Cash Incentive	% of Total	Long-Term Equity Incentive(1)	% of Total	Total
James G. Kelly	700,000	9%	1,050,000	14%	5,820,000	77%	7,570,000
Darren Wilson	400,000	16%	400,000	16%	1,635,000	67%	2,435,000
Brendan F. Tansill	400,000	16%	400,000	16%	1,635,000	67%	2,435,000
Thomas E. Panther	395,000	17%	296,250	13%	1,600,000	70%	2,291,250
Michael L. Reidenbach	395,000	17%	296,250	13%	1,581,625	70%	2,272,875

(1)
Includes restricted stock unit and stock option awards granted in February 2021 valued at grant date fair value in accordance with FASB ASC Topic 718.

Our annual compensation program also includes other benefits, such as limited perquisites and tax gross ups with respect to the self-employment taxes that our NEOs, other than Messrs. Panther and Wilson, were obligated to pay as a result of their status as partners in a partnership (rather than as employees of a corporation) for federal and state income tax purposes.
Base Salary
Base salaries are established to provide compensation consistent with the marketplace to attract and retain exceptional NEOs. Base salary represented 9% of our Chief Executive Officer’s total compensation target and, on average, 17% of the total compensation target for our other NEOs. It is generally the one component of compensation that does not fluctuate with either our performance or the value of our stock.

Generally, this component of compensation is evaluated annually by the compensation committee considering, among other factors, our contractual obligations under each NEO’s employment agreement, the competitiveness of each NEO’s pay opportunity based on market data, the responsibilities, experience, complexity and criticality of each NEO’s contributions to our financial and operational success, the totality of the NEO’s individual performance and, for NEO’s other than our Chief Executive Officer, Mr. Kelly’s assessment of such NEO’s individual performance.
In connection with the Company’s response to the COVID-19 pandemic, each of our NEOs voluntarily agreed to temporarily reduce their respective 2020 base salaries by 50%, effective March 29, 2020. The NEOs’ base salaries were subsequently reinstated to 100% of pre-reduction levels on a go forward basis, effective December 2020.
After an evaluation by the compensation committee of the factors described above, no NEOs received increases in their base salary for 2021 as compared to their base salary for 2020 (without giving effect to the temporary 50% reduction in base salaries due to the COVID-19 pandemic described above), other than Mr. Panther whose base salary was increased from $375,000 to $395,000 in April 2021.
The following table set forth the base salaries of our NEO’s in 2021.
Name	Base Salary 2021 ($)	Actual Base Salary Paid 2020 (With reduction)(1) ($)	Base Salary 2020 (Pre- reduction) ($)	% Change 2021 to 2020 (Pre-reduction)
James G. Kelly	700,000	471,154	700,000	0%
Darren Wilson	400,000	269,231	400,000	0%
Brendan F. Tansill	400,000	269,231	400,000	0%
Thomas E. Panther(2)	395,000	252,404	375,000	5%
Michael L. Reidenbach	395,000	265,865	395,000	0%

(1)
Base salary in 2020 was reduced by 50% from pre-reduction levels effective March 29, 2020 through December 2020.

(2)
Mr. Panther’s base salary was increased from $375,000 to $395,000 in April 2021.

In addition, Messrs. Kelly, Tansill and Reidenbach are treated as partners of a partnership (rather than employees of a corporation) for tax purposes. To equalize the tax payments for these executives relative to employees of the corporation, in 2021 we paid Messrs. Kelly, Tansill and Reidenbach a tax gross up equal to the self-employment taxes that these executives were obligated to pay as a result of their status as partners in a partnership (rather than as employees of a corporation) for federal and state income tax purposes. The self-employment tax gross ups were determined by us in a manner consistent with similar tax gross up payments made to our other senior executives, as applicable, and were paid in accordance with our general payroll practices in effect from time to time. For additional information, see “Compensation of Named Executive Officers - Summary Compensation Table.”
Short-Term Incentive Plan
Under our annual performance-based short-term incentive plan, we provide our NEOs with the opportunity to receive variable, at-risk cash payments designed to motivate and reward them to achieve a set of defined business goals and objectives established by the compensation committee.
Short-term incentive payments made to our NEOs are based on the target short-term incentive opportunity for each NEO, which is expressed as a percentage of such NEO’s base salary, with the actual payouts being determined by (i) as a threshold matter, the achievement by the Company of the adjusted EBITDA threshold required to fund the short-term incentive plan pool (as discussed below); and (ii) once and if the Company achieves such adjusted EBITDA threshold and the short-term incentive plan is funded, the attainment of company-wide financial performance objectives (as discussed below) and individual performance objectives (as discussed below). The attainment of company-wide financial performance objectives account for 80% of the NEO’s potential payout and the attainment of individual performance objectives account for the remaining 20% of the NEO’s potential payout under the short-term incentive plan.
Target Short-Term Incentive Opportunity
For 2021, the compensation committee approved the following target short-term incentive opportunity for each NEO, expressed as a percentage of base salary:
Name	Target Short-Term Incentive Opportunity ($)	% of Base Salary
James G. Kelly	1,050,000	150%
Brendan F. Tansill	400,000	100%
Darren Wilson	400,000	100%
Thomas E. Panther	296,250	75%
Michael L. Reidenbach	296,250	75%
In determining the target 2021 short-term incentive opportunity for each NEO, the compensation committee considered our pay-for-performance compensation philosophy, the experience and expertise of, and the need to retain, the Company’s executive talent, and the data collected and analyzed by Meridian, including data related to benchmark compensation and current market trends. After an evaluation of these factors, no NEO received an increase in his target short-term incentive opportunity for 2021 as compared to 2020 other than Mr. Tansill and Mr. Wilson who each received an increase in target from 75% of base salary in 2020 to 100% of base salary in 2021.
Company-Wide Financial Performance Threshold for Funding the Short-Term Incentive Plan
The compensation committee reviewed our adjusted EBITDA target amount approved by the board of directors as part of our 2021 Annual Operating Plan when establishing the company-wide financial performance threshold for the funding of the 2021 short-term incentive plan pool. The funding of the 2021 short-term incentive plan pool is determined based on actual Company achievement of adjusted EBITDA as compared to the adjusted EBITDA target amount.
In order for the short-term incentive plan pool to be funded, actual Company achievement of adjusted EBITDA was required to equal or exceed the threshold of 90% of the adjusted EBITDA target amount. In the event that actual Company achievement of adjusted EBITDA is less than 90% of the adjusted EBITDA target amount, the short-term incentive plan pool will not be funded, and therefore no amounts are payable thereunder, notwithstanding any other performance criteria (absent the exercise of discretion by the compensation committee, which has the authority to adjust short-term incentive payments generally).
Actual Company achievement of adjusted EBITDA at 90% of the adjusted EBITDA target amount funds the 2021 short-term incentive plan pool at 50%. Actual Company achievement of adjusted EBITDA between 90% and 100% of the adjusted EBITDA target amount funds the 2021 short-term incentive pool between 50% and 100%, as determined by linear interpolation (where actual Company achievement of adjusted EBITDA at 100% of the adjusted EBITDA target amount funds the 2021 short-term incentive plan pool at 100%). Actual Company achievement of adjusted EBITDA at 110% (or above) of the adjusted EBITDA target amount funds the 2021 short-term incentive plan pool at 140%. Actual Company achievement of adjusted EBITDA between 100% and 110% of the adjusted EBITDA target amount funds the 2021 short-term incentive plan pool between 100% and 140%, as determined by linear interpolation.
For purposes of our 2021 short-term incentive plan, adjusted EBITDA is defined as net income (loss) before provision for income taxes, net interest expense, and depreciation and amortization, excluding the impact of net income attributable to non-controlling interests in consolidated entities (including related depreciation and amortization and income taxes), gain (loss) on investment in equity securities, financing costs, currency exchange impacts, and transition, acquisition and integration costs.
For 2021, the adjusted EBITDA target amount approved by the board of directors was $176.0 million (i.e., 100% Company achievement of adjusted EBITDA would be $176.0 million). Therefore, for the 2021 short-term incentive plan pool to be funded, actual Company achievement of adjusted EBITDA had to be at least $158.4 million (90% of the target). The Company’s actual adjusted EBITDA for the year ended December 31, 2021 was 178.0 million, or 101% of the adjusted EBITDA target amount, which funded the 2021 short-term incentive plan pool at 104%.
Performance Objectives for Payouts under the Short-Term Incentive Plan
Financial Performance Objectives. Assuming achievement of the adjusted EBITDA threshold required to fund the short-term incentive plan (as discussed above), attainment of company-wide financial performance objectives accounts for 80% of the potential payouts under the short-term incentive plan (the “Financial Payout Portion”). For 2021, the Company financial performance objectives for the Financial Payout Portion were set based on the adjusted EBITDA, revenue and capital expenditures targets approved by the board of directors as part of our 2021 Annual Operating Plan, where (i) adjusted EBITDA constitutes 40% of the Financial Payout Portion; (ii) revenue constitutes 35% of the Financial Payout Portion; and (iii) capital expenditure constitutes 25% of the Financial Payout Portion.
The potential payout for each of the company-wide financial performance objectives for the Financial Payout Portion ranges from 0% to 140% of target based on actual Company performance with respect to each performance objective. Achievement of adjusted EBITDA, revenue or capital expenditures, respectively, at 90% of their respective targets would result in a payout for such metrics at 50% of the assigned weighted percentage for such metric. For achievement of adjusted EBITDA, revenue or capital expenditures, respectively, between 90% and 100% of their respective targets, the payout for such metrics is determined by linear interpolation up to 100% of the assigned weighted percentage for such metrics (where achievement of adjusted EBITDA, revenue or capital expenditures at 100% would result in a payout of 100% of the respective assigned weighted percentages for such metrics). In the event that adjusted EBITDA, revenue or capital expenditures, respectively, are achieved at 110% or greater of their respective targets, the payout for such metrics is capped at 140% of the respective assigned weighted percentages for such metrics. For achievement of adjusted EBITDA, revenue or capital expenditures, respectively, between 100% and 110% of their respective targets, the payout is determined by linear interpolation up to the payout cap of 140% of the respective assigned weighted percentages for such metrics.
With respect to the Financial Payout Portion, the following table shows the weighting of each of the performance metrics, the target goals for each of the performance metrics, actual 2021 performance results for each of the performance metrics, the percentage of actual 2021 performance relative to the target goals for each of the performance metrics, the resulting 2021 payout percentage by performance metric, and the overall achievement for the Financial Payout Portion for 2021. As described above, the overall achievement of the company-wide financial performance objectives accounts for 80% of the potential payout for each NEO under the 2021 short-term incentive plan.
Company-wide Financial Performance Objectives (in $ millions)(1)	Adjusted EBITDA	Revenue	Capital Expenditures
Weighting among company-wide financial objectives:	40%	35%	25%
Target (2021 Annual Operating Budget):	$176.0	$492.8	$30.0
Actual 2021 Performance:	$178.0	$496.6	$31.5(2)
% Achieved as Compared to Target:	101.1%	100.7%	94.7%
Payout Percentage by Metric	104.5%	103.0%	73.7%
Overall achievement for company-wide financial objectives:	101%

(1)
Certain amounts may not independently calculate due to rounding.

(2)
Achievement of the capital expenditure target under the short term incentive plan excludes unbudgeted capital expenditures to purchase terminals in newly launched markets.

Individual Performance Objectives.   Assuming achievement of the adjusted EBITDA threshold required to fund the short-term incentive plan (as discussed above), attainment of individual performance objectives (both specific individual-level financial and non-financial) accounts for the remaining 20% of the potential payouts under the short-term incentive plan. These objectives are set in advance in connection with our formal performance review process and are evaluated by the compensation committee and, for each of our NEOs other than the Chief Executive Officer, by the Chief Executive Officer. Typically, these are individual performance goals relating to leadership and strategic initiatives, professional development, specific individual-level financial performance or cost reduction goals, and employee engagement, among other objectives.
2021 Payouts to NEOs under the Short-Term Incentive Plan.   After taking into account the achievement of the financial performance objectives at 101%, and the attainment of the individual performance objectives, each NEO received a short-term incentive payment equal to 101% of their target short-term incentive opportunity.
Long-Term Incentive Plan
Each year, we grant equity awards as part of our long-term incentive plan to our executive officers and other key employees. The long-term incentive plan is designed to: (i) align the interests of our NEOs with those of our stockholders, (ii) create a culture of ownership that incentivizes outstanding performance; (iii) retain NEOs and attract outstanding executive talent; and (iv) reward executives if our performance and stock value increase over the vesting period.
In determining the long-term incentive awards for each NEO, the compensation committee considered our pay-for-performance compensation philosophy, the data collected and analyzed by Meridian, including data related to benchmark compensation and current market trends, and the compensation committee’s general assessment of the Chief Executive Officer and the Chief Executive Officer’s assessment and recommendations with respect to the other NEOs. The compensation committee makes each assessment taking into consideration the quality and effectiveness of each NEO’s leadership, criticality to our operations, experience and contribution to our overall performance.
In February 2021, the compensation committee granted long-term incentive awards to our NEOs in the form of restricted stock units and options to purchase shares of Class A common stock to balance the goals of retention, alignment with shareholders, and performance focus. The grant to our Chief Executive Officer was comprised of 50% restricted stock units and 50% options, each of which vest ratably on an annual basis over a three year period beginning on the date of grant, with the options expiring ten years from the date of grant. In addition to the time-based vesting conditions described above, the options granted to our Chief Executive Officer are subject to the satisfaction of a performance-based vesting condition tied to the Company’s common stock price. The performance-based vesting condition requires that, prior to March 18, 2026, the twenty trading day trailing average price for the Company’s Class A common stock must equal or exceed 110% of the closing price of our Class A common stock on the grant date for a period of twenty consecutive trading days. The stock price performance-based vesting condition was satisfied in the second quarter of 2021, and our Chief Executive Officer’s options remain subject to the time-based vesting conditions set forth above. The grants to our NEOs other than the Chief Executive Officer were comprised of 60% restricted stock units and 40% options, each of which vest ratably on an annual basis over a three year period beginning on the date of grant, with the options expiring ten years from the date of grant.
In determining the appropriate mix of equity awards and vesting schedule for the long-term incentive awards granted in 2021, the compensation committee took into account competitive market practices of peer group companies, its strategy to use a combination of restricted stock units and options to provide both incentive and retentive effects, the use of various forms of equity awards to mitigate compensation, and other risks associated with any single form of equity award. In addition, the compensation committee considered the exceptional actions taken by the executive team in 2020 to address the COVID-19 pandemic, including implementing significant cost reductions and business continuity plans, reducing leverage and addressing personnel and operational issues to accommodate remote work protocols.
The value of each long-term incentive award fluctuates as our stock price changes and, together with the vesting schedule imposed by the compensation committee, aligns the interests of our NEOs with those of our stockholders.
The table below shows the grant date fair value of the 2021 long-term incentive awards and the number of restricted stock units and options to purchase shares of Class A common stock issued to each NEO. No other equity incentive awards were issued to our NEOs in 2021.

Name	RSU Value ($)	RSUs Granted	Stock Options Value ($)	Stock Options Granted	Stock Options (Performance) Granted
James G. Kelly	2,910,002	114,297	2,910,001	—	287,395
Thomas E. Panther	959,995	37,706	639,997	66,334	—
Brendan F. Tansill	980,999	38,531	653,997	67,785	—
Darren Wilson	980,999	38,531	653,997	67,785	—
Michael L. Reidenbach	948,971	37,273	632,646	65,572	—
Design of our 2022 Long-Term Incentive Program
The compensation committee is committed to expanding the Company’s emphasis on pay-for-performance and structuring our pay programs so that a substantial majority of the compensation for our NEOs is performance-based. To further accomplish these goals, the compensation committee approved a significant change in the structure of the awards made in 2022 to our NEOs under our long-term incentive plan. In particular, 50% of the long-term incentive awards granted to our NEOs and to the other direct reports of the Chief Executive Officer in February 2022 were performance-based. Specifically, 50% of the awards consist of time vested restricted stock units that vest ratably over three years. The other 50% of the awards consist of performance stock units that vest based on the achievement of certain financial and stock price performance metrics. Half of the performance stock units cliff vest three years from the date of grant if the Company achieves certain annual adjusted revenue growth and annual adjusted EPS growth targets. The remaining half of the performance stock units cliff vest on March 31, 2025 following a three year performance period if the twenty trading day trailing average closing stock price for the Company’s Class A common stock meets or exceeds the threshold stock price for a twenty trading day period at any time during the three-year performance period, as set forth below:
Stock Price Threshold	Payout(1)
$34.00	100%
$36.00	150%
$38.00	200%

(1)
For achievement of stock prices between the listed stock price thresholds, the percentage payout will be calculated applying linear interpolation.

The compensation committee believes incorporating such performance-based vesting requirements further ties a significant portion of each NEO’s long-term incentive plan awards to our overall performance and further aligns NEO compensation with the interests of all our stockholders.
Benefits and Perquisites
We offer health and welfare benefits and life insurance to our named executive officers on the same basis that these benefits are offered to our other eligible employees. We also offer a 401(k) plan to our eligible U.S. employees and a pension scheme for employees based in the United Kingdom. Our NEOs participate in our 401(k) plan or pension scheme, as applicable, on the same basis as our other eligible employees.
We provide limited perquisites to our NEOs. These items can create taxable income to the executive, which we do not gross up. For additional information, see “Compensation of Named Executive Officers —  Summary Compensation Table.”
Employment Agreements
We are party to an employment agreement with each of our NEOs. These employment agreements provide benefits that, we believe, are necessary to attract and retain highly-qualified executives. Each NEO has agreed not to disclose confidential information, compete with us or solicit our customers or recruit our employees for a period negotiated with each NEO ranging from twelve to thirty-six months following the termination of employment. In exchange, we offer certain limited income and benefit protections to the NEO. In addition, certain NEOs are entitled to a tax gross up equal to the self-employment taxes that the NEO would be obligated to pay as a result of his status as a partner in a partnership (rather than as an employee of a corporation) for federal and state income tax purposes. The self-employment tax gross ups were determined by us in a manner consistent with similar tax gross up payments made to our other senior executives, as applicable, and were paid in accordance with our general payroll practices in effect from time to time.
None of the employment agreements with our NEOs provide for any gross up for excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).
For additional information concerning the terms of the employment agreements with each of our NEOs, see “Compensation of Named Executive Officers - Employment Agreements with Our Named Executive Officers.”
Policies and Guidelines
Policy Regarding Timing of Equity Grants
The compensation committee, in its discretion, typically makes the annual equity grant to all eligible employees shortly after the public disclosure of either our fourth quarter earnings release or the filing of our annual report, based upon the closing price of our common stock on the grant date. From time to time, our compensation committee may approve supplemental or other non-recurring grants outside of our annual compensation program.
Anti-Hedging Policy
Our insider trading policy prohibits any of our directors, officers and employees (“Covered Persons”) from (i) purchasing, selling, and trading in publicly traded options, puts, calls, straddles, or similar derivate securities and financial instruments of the Company and its subsidiaries while in the possession of material non-public information and (ii) engaging in any transaction in which a Covered Person profits from short-term fluctuations or declines in the value of our common stock, including short-sales, derivative contracts and pledge arrangements, subject to customary exceptions set forth in such policy. In addition, we prohibit Covered Persons from engaging in transactions that hedge or offset (or are intended to hedge or offset) any decrease in the market value of the company’s equity securities granted as compensation to Covered Persons. Our policy also applies to any family member who shares a household with a Covered Person, and any entity whose investment decisions are made by (or shared with) any Covered Person.
Stock Ownership Requirements
The board of directors has implemented stock ownership guidelines for our directors and executive officers to foster equity ownership and align the interests of our directors and executive officers with our stockholders. Within five years of appointment to his or her position, each outside director or executive officer must hold securities in compliance with the threshold specified in our policy. Specifically, our Chief Executive Officer is required to beneficially own securities having a value of at least five times his base salary, all other executive officers are required to beneficially own securities having a value of at least two times their base salary, and our outside directors are required to beneficially own securities having a value of at least four times their annual cash retainer (excluding committee and chairperson fees). Each of our executive officers and directors was in compliance with the stock ownership guidelines as of the Record Date.
Clawback Policy
The board of directors has adopted a clawback policy, pursuant to which we may recoup all or any portion of the value of any incentive compensation provided to any current or former executive officer (or, in some cases, certain other employees) in the event that our financial statements are restated due to material noncompliance with any financial reporting requirement under the securities laws. The clawback policy expressly applies to all incentive compensation awards made after May 25, 2018, including any bonus or short-term or long-term incentive awards, in each case where the bonuses or awards are based in whole or in part on the achievement of financial results.
Tax Considerations
Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our NEOs. Prior to enactment of the Tax Cuts and Jobs Act of 2017, qualifying “performance-based” compensation was not subject to the deduction limit if certain requirements were met. However, the exemption from Section 162(m)’s deduction limit for performance-based compensation was repealed, effective for taxable years beginning after December 31, 2017, such that all compensation paid to our NEOs in excess of $1 million will not be deductible. To maintain flexibility in compensating our NEOs, the compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the deduction limit when the compensation committee believes that such payments are appropriate.
REPORT OF COMPENSATION COMMITTEE MEMBERS
The members of the compensation committee have reviewed and discussed the foregoing section entitled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the compensation committee members recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement, which is to be incorporated by reference into the Company’s Annual Report on Form 10-K for 2021.
COMPENSATION COMMITTEE
Matthew W. Raino (Chair)
Vahe A. Dombalagian
John S. Garabedian
Gregory S. Pope

COMPENSATION OF NAMED EXECUTIVE OFFICERS
Summary Compensation Table
The following table sets forth information regarding compensation earned by our named executive officers during fiscal 2021, 2020 and 2019.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)(3)	Total ($)
James G. Kelly Chief Executive Officer	2021	700,000	—	2,910,002	2,910,001	1,060,500	91,068	7,671,571
	2020	471,154	—	2,375,005	2,375,004	338,333	76,888	5,636,384
	2019	700,000	—	2,500,003	2,500,004	787,500	75,785	6,563,292
Tom Panther Chief Financial Officer(4)	2021	379,212	—	959,995	639,997	299,213	61,463	2,339,880
	2020	252,404	—	499,988	500,002	153,125	47,192	1,452,711
	2019	36,058	—	750,009	750,001	—	2,811	1,538,879
Brendan Tansill President – North America	2021	400,000	—	980,999	653,997	404,000	89,036	2,528,032
	2020	269,231	—	664,990	664,999	163,333	78,785	1,841,338
	2019	400,000	—	700,007	700,002	240,000	76,958	2,116,967
Darren Wilson President – International(5)	2021	400,000	—	980,999	653,997	404,000	25,781	2,464,777
	2020	269,231	—	664,990	664,999	163,333	22,705	1,785,258
	2019	382,996	—	700,007	700,002	240,000	28,263	2,051,267
Michael Reidenbach Chief Information Officer	2021	395,000	—	948,971	632,646	299,213	69,971	2,345,800
	2020	265,865	—	664,990	664,999	161,292	60,406	1,817,552
	2019	395,000	—	649,990	650,001	237,000	57,781	1,989,772

(1)
Represents the aggregate grant date fair value of restricted stock units under the long-term incentive plan, computed in accordance with FASB ASC Topic 718. For additional information about this value and these awards, see “Compensation Discussion and Analysis — Elements of Our 2021 Compensation Program — Long-Term Incentive Plan” and note 22 to our audited financial statements for the fiscal year ended December 31, 2021 included in our annual report on Form 10-K filed with the SEC.

(2)
Represents amounts earned under the 2021 short-term incentive plan based on the Company’s achievement of annual financial performance goals and the attainment by our NEOs of individual performance objectives. For additional information, see “Compensation Discussion and Analysis — Elements of Our 2021 Compensation Program — Short-Term Incentive Plan.”

(3)
Amounts in this column for 2021 are detailed in the table below:

Name	Tax gross up ($)(a)	401(k) Match/pension ($)(b)(c)	Life insurance ($)	Disability insurance ($)	Medical ($)(c)	Financial planning services ($)	Total all other compensation ($)
James G. Kelly	18,390	8,700	960	6,610	43,517	12,890	91,068
Thomas E. Panther	—	8,700	600	4,026	44,017	4,119	61,463
Brendan F. Tansill	14,040	8,700	366	4,082	44,653	17,195	89,036
Darren Wilson	—	20,000	1,338	2,748	1,695	—	25,781
Michael L. Reidenbach	13,967	8,700	960	6,609	28,994	10,740	69,971

(a)
Additional amount equal to gross up for the self-employment taxes that Messrs. Kelly, Tansill and Reidenbach were obligated to pay as a result of their status as partners in a partnership (rather than as employees of a corporation) for federal income tax purposes.

(b)
Matching 401(k) contribution for Messrs. Kelly, Panther, Tansill and Reidenbach and pension contribution for Mr. Wilson.

(c)
Our NEOs are eligible to participate in other health and welfare programs that are available to substantially all full-time, salaried employees, including our 401(k) plan. In addition, Messrs. Kelly, Panther, Tansill and Reidenbach participated in a supplemental healthcare insurance plan paid for by us.

(4)
Mr. Panther was hired and appointed Chief Financial Officer in November 11, 2019. As such, the table reflects a pro-rated base salary for 2019 and a sign-on equity grant.

(5)
Mr. Wilson’s 2021 base salary and all other compensation were paid in British pounds sterling and converted to U.S. dollars using an exchange rate of $1.33 to £1.00.

Grants of Plan-Based Awards in 2021
The following table provides information concerning grants of plan-based awards during 2021 to the NEOs.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All other Stock Awards: Number of Shares of Stock or Units(2) (#)	All other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
James G. Kelly
Cash	2/23/2021	525,000	1,050,000	1,470,000
RSU	2/26/2021				114,297			2,910,002
Options	2/26/2021					287,395	$25.46	2,910,001
Tom Panther
Cash	2/23/2021	197,500	395,000	553,000
RSU	2/26/2021				37,706			959,995
Options	2/26/2021					66,334	$25.46	639,997
Brendan Tansill
Cash	2/23/2021	200,000	400,000	560,000
RSU	2/26/2021				38,531			980,999
Options	2/26/2021					67,785	$25.46	653,997
Darren Wilson
Cash	2/23/2021	200,000	400,000	560,000
RSU	2/26/2021				38,531			980,999
Options	2/26/2021					67,785	$25.46	653,997
Michael Reidenbach
Cash	2/23/2021	197,500	395,000	553,000
RSU	2/26/2021				37,273			948,971
Options	2/26/2021					65,572	$25.46	632,646

(1)
Reflects the threshold, target and maximum annual cash incentive opportunities under our 2021 short-term incentive plan. At the time of the filing of this proxy statement, the actual results of our short-term incentive plan were finalized, and our NEOs received the amounts set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)
Reflects the number of restricted stock units granted. These restricted stock units will vest in equal installments on each of the first three anniversaries of the grant date.

(3)
Reflects the number of stock options granted. These options will vest in equal installments on each of the first three anniversaries of the grant date. As described in the Compensation Discussion and Analysis, Mr. Kelly’s stock options are subject to both the time-based vesting requirements and a performance-based vesting condition tied to the Company’s stock price. The performance-based vesting condition was achieved in 2021.

(4)
Reflects the aggregate grant date fair value of equity awards, calculated in accordance with FASB ASC Topic 718, excluding the estimated effect of forfeitures.

Outstanding Equity Awards at Fiscal 2021 Year End
The following table provides information about the outstanding equity awards held by our NEOs as of December 31, 2021.
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Jim Kelly	2/26/2021	—	287,395(2)		$25.46	2/26/2031	114,297(2)	2,926,003
	2/28/2020	73,212	219,639(3)		$25.28	2/28/2030	70,461(3)	1,803,802
	3/14/2019	132,823	132,823(4)		$26.01	3/14/2029	48,059(4)	1,230,310
	5/22/2018	310,080	103,361(5)		$16.00	5/22/2028	23,850(5)	610,560
Tom Panther	2/26/2021	—	66,334(2)		$25.46	2/26/2031	37,706(2)	965,274
	2/28/2020	15,413	46,240(3)		$25.28	2/28/2030	14,834(3)	379,750
	11/18/2019	39,889	39,889(6)		$27.28	11/18/2029	13,747(6)	351,923
Brendan Tansill	2/26/2021	—	67,785(2)		$25.46	2/26/2031	38,531(2)	986,394
	2/28/2020	20,499	61,499(3)		$25.28	2/28/2030	19,729(3)	505,062
	3/14/2019	37,190	37,191(4)		$26.01	3/14/2029	13,457(4)	344,499
	5/22/2018	116,736	38,912(5)		$16.00	5/22/2028	8,979(5)	229,862
Darren Wilson	2/26/2021	—	67,785(2)		$25.46	2/26/2031	38,531(2)	986,394
	2/28/2020	20,499	61,499(3)		$25.28	2/28/2030	19,729(3)	505,062
	3/14/2019	37,190	37,191(4)		$26.01	3/14/2029	13,457(4)	344,499
	5/22/2018	153,216	51,072(5)		$16.00	5/22/2028	11,785(5)	301,696
Michael Reidenbach	2/26/2021	—	65,572(2)		$25.46	2/26/2031	37,273(2)	954,189
	2/28/2020	20,499	61,499(3)		$25.28	2/28/2030	19,729(3)	505,062
	3/14/2019	34,534	34,534(4)		$26.01	3/14/2029	12,495(4)	319,872
	5/22/2018	94,848	31,616(5)		$16.00	5/22/2028	7,296(5)	186,778

(1)
Based on the closing market price of our Class A common stock on December 31, 2021 of $25.60, as reported on the Nasdaq.

(2)
The award will vest in three substantially equal installments on February 26, 2022, 2023, and 2024. As described in the Compensation Discussion and Analysis, Mr. Kelly’s stock options are subject to both the time-based vesting requirements and a performance-based vesting condition tied to the Company’s stock price. The performance-based vesting condition was achieved in 2021.
(3)
The award will vest in three substantially equal installments on February 28, 2022, 2023, and 2024.

(4)
The award will vest in two substantially equal installments on March 14, 2022 and 2023.

(5)
The award will vest on May 22, 2022.

(6)
The award will vest in two substantially equal installments on November 18, 2022 and 2023.

Option Exercises and Stock Vested in 2021
The table below sets forth information concerning the exercise of stock options and vesting of restricted stock units for each NEO during 2021.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
James G. Kelly	0	—	71,366	2,003,408.46
Thomas E. Panther	0	—	11,817	279,210.87
Brendan F. Tansill	0	—	22,283	626,151.90
Darren Wilson	0	—	25,089	705,673.94
Michael L. Reidenbach	0	—	20,119	563,854.54

(1)
Value realized is calculated by multiplying the number of shares vested by the closing price of our stock on the date of vesting.

Employment Agreements with Our Named Executive Officers
We originally entered into written employment agreements with each of Messrs. Kelly, Reidenbach and Tansill in 2012 and with Mr. Wilson in 2015. Effective as of April 1, 2018, each of Messrs. Kelly, Reidenbach and Tansill’s employment agreements were amended and restated, and we entered into an amendment to Mr. Wilson’s employment agreement. We entered into a written employment agreement with Mr. Panther in November 2019. Effective February 18, 2022, each of Mr. Kelly, Mr. Tansill, and Mr. Panther’s employment agreements were further amended, and Mr. Wilson’s employment agreement was amended and restated. These employment agreements, including any amendments thereto, were negotiated on an arms-length basis.
Mr. Kelly’s Employment Agreement
Mr. Kelly’s employment agreement, as amended, does not provide for an initial term of employment. Mr. Kelly’s employment may be terminated (i) by us, upon cause (as defined in the agreement); (ii) upon Mr. Kelly’s death or thirty days after disability (as defined in the agreement); (iii) at Mr. Kelly’s election, without good reason (as defined in the agreement) on not less than ninety days’ prior written notice; (iv) by us, without cause, upon not less than ninety days’ prior written notice; or (v) at Mr. Kelly’s election for good reason. The annual base salary set forth in the agreement is $700,000. As a result of the February 18, 2022 amendment, the agreement also provides for accelerated vesting of his unvested equity in the event (i) he retires after he has attained the age of sixty and completed at least 10 years of service with the Company so long as he has provided at least six months’ prior notice (provided, however, that performance stock units for incomplete performance periods shall only vest at the discretion of the compensation committee); (ii) the Company elects to terminate his employment without cause (as defined in the agreement) and he has attained the age of sixty and completed at least ten years of service with the Company, or (iii) he elects to terminate his employment for good reason (as defined in the agreement). In addition, Mr. Kelly will receive a tax gross up equal to the self-employment taxes that Mr. Kelly is obligated to pay as a result of his status as a partner in a partnership (rather than as an employee of a corporation) for federal and state income tax purposes. The self-employment tax gross up will be determined by us in a manner consistent with similar tax gross up payments made to our other senior executives, as applicable, and will be payable in accordance with our general payroll practices in effect from time to time.
Mr. Kelly is also eligible to participate in all employee benefit plans, programs and policies maintained by us from time to time. The agreement also provides for severance benefits in the event of his termination by us without cause or a termination by him for good reason, subject to his compliance with certain confidentiality, non-compete, non-solicitation and non-disparagement obligations and the execution of a general release of claims. For more information see “— Potential Payments upon Termination or Change in Control.”
Mr. Panther’s Employment Agreement
Mr. Panther’s employment agreement does not provide for an initial term of employment. Mr. Panther’s employment may be terminated (i) by us, upon cause (as defined in the agreement); (ii) upon Mr. Panther’s death or thirty days after disability (as defined in the agreement); (iii) at Mr. Panther’s election, without good reason (as defined in the agreement) on not less than ninety days’ prior written notice; (iv) by us, without cause, upon not less than ninety days’ prior written notice; or (v) at Mr. Panther’s election for good reason. The annual base salary set forth in the agreement is $375,000. Mr. Panther’s base salary was increased from $375,000 to $395,000 in April 2021. As a result of the February 18, 2022 amendment, the agreement also provides for accelerated vesting of his unvested equity in the event (i) he retires after he has attained the age of sixty and completed at least 10 years of service with the Company so long as he has provided at least six months’ prior notice (provided, however, that performance stock units for incomplete performance periods shall only vest at the discretion of the compensation committee); (ii) the Company elects to terminate his employment without cause (as defined in the agreement) and he has attained the age of sixty and completed at least ten years of service with the Company, or (iii) he elects to terminate his employment for good reason (as defined in the agreement).
The agreement provides that Mr. Panther is eligible to participate in all employee benefit plans, programs and policies maintained by us from time to time. The agreement also provides for severance benefits in the event of his termination by us without cause or a termination by him for good reason. For more information see “— Potential Payments upon Termination or Change in Control.”
Mr. Reidenbach’s Employment Agreement
Mr. Reidenbach’s employment agreement, as amended, does not provide for an initial term of employment. Mr. Reidenbach’s employment may be terminated (i) by us, upon cause (as defined in the agreement); (ii) upon Mr. Reidenbach’s death or thirty days after disability (as defined in the agreement); (iii) at Mr. Reidenbach’s election, without good reason (as defined in the agreement) on not less than ninety days’ prior written notice; (iv) by us, without cause, upon not less than ninety days’ prior written notice; or (v) at Mr. Reidenbach’s election for good reason. The annual base salary set forth in the agreement is $395,000. Mr. Reidenbach’s employment agreement provides for accelerated vesting of all unvested equity awards in the event he elects to retire after the date when the sum of his age and his length of service with us meets or exceeds seventy. In addition, Mr. Reidenbach will receive a tax gross up equal to the self-employment taxes that Mr. Reidenbach is obligated to pay as a result of his status as a partner in a partnership (rather than as an employee of a corporation) for federal and state income tax purposes. The self-employment tax gross up will be determined by us in a manner consistent with similar tax gross up payments made to our other senior executives, as applicable, and will be payable in accordance with our general payroll practices in effect from time to time.
The agreement provides that Mr. Reidenbach is eligible to participate in all employee benefit plans, programs and policies maintained by us from time to time. The agreement also provides for severance benefits in the event of his termination by us without cause or a termination by him for good reason. For more information see “— Potential Payments upon Termination or Change in Control.”
Mr. Tansill’s Employment Agreement
Mr. Tansill’s employment agreement, as amended, does not provide for an initial term of employment. Mr. Tansill’s employment may be terminated (i) by us, upon cause (as defined in the agreement); (ii) upon

Mr. Tansill’s death or thirty days after disability (as defined in the agreement); (iii) at Mr. Tansill’s election, without good reason (as defined in the agreement) on not less than ninety days’ prior written notice; (iv) by us, without cause, upon not less than ninety days’ prior written notice; or (v) at Mr. Tansill’s election for good reason. The annual base salary set forth in the agreement is $400,000. As a result of the February 18, 2022 amendment, the agreement also provides for accelerated vesting of his unvested equity in the event (i) he retires after he has attained the age of sixty and completed at least 10 years of service with the Company so long as he has provided at least six months’ prior notice (provided, however, that performance stock units for incomplete performance periods shall only vest at the discretion of the compensation committee); (ii) the Company elects to terminate his employment without cause (as defined in the agreement) and he has attained the age of sixty and completed at least ten years of service with the Company, or (iii) he elects to terminate his employment for good reason (as defined in the agreement). In addition, Mr. Tansill will receive a tax gross up equal to the self-employment taxes that Mr. Tansill is obligated to pay as a result of his status as a partner in a partnership (rather than as an employee of a corporation) for federal and state income tax purposes. The self-employment tax gross up will be determined by us in a manner consistent with similar tax gross up payments made to our other senior executives, as applicable, and will be payable in accordance with our general payroll practices in effect from time to time.
The agreement provides that Mr. Tansill is eligible to participate in all employee benefit plans, programs and policies maintained by us from time to time. The agreement also provides for severance benefits in the event of his termination by us without cause or a termination by him for good reason. For more information see “— Potential Payments upon Termination or Change in Control.”
Mr. Wilson’s Employment Agreement
Mr. Wilson’s employment agreement was amended and restated effective February 18, 2022 to align his agreement more closely with the employment agreements of the U.S.-based NEOs. Mr. Wilson’s employment agreement does not provide for an initial term of employment, and may be terminated by either party on not less than ninety days’ prior written notice. The annual base salary set forth in the amended agreement is £300,000. As a result of the February 18, 2022 amendment and restatement, the agreement also provides for accelerated vesting of his unvested equity in the event (i) he retires after he has attained the age of sixty and completed at least 10 years of service with the Company so long as he has provided at least six months’ prior notice (provided, however, that performance stock units for incomplete performance periods shall only vest at the discretion of the compensation committee); (ii) the Company elects to terminate his employment without cause (as defined in the agreement) and he has attained the age of sixty and completed at least ten years of service with the Company, or (iii) he elects to terminate his employment for good reason (as defined in the agreement).
The agreement provides that Mr. Wilson is eligible to participate in all employee benefit plans, programs and policies maintained by us from time to time for UK-based employees. The agreement also provides for severance benefits in the event of his termination by us or a termination by him under certain circumstances as detailed below. For more information see “— Potential Payments upon Termination or Change in Control.”
Potential Payments upon Termination or Change in Control
Termination and Resignation under Employment Agreements.   The employment agreements with each of our NEOs provide for the payment of certain severance benefits upon termination. For each NEO if the NEO’s employment is terminated by us without “cause” or if the NEO resigns for “good reason,” the NEO will be entitled to the following in addition to any accrued and unpaid compensation through the date of termination:
•
A severance benefit consisting of (i) $3.5 million in the case of Mr. Kelly (payable in monthly installments over 24 months), (ii) three times base salary and self-employment tax gross up in the case of Mr. Reidenbach (payable in monthly installments over 18 months), (iii) two times base salary in the case of Mr. Panther (payable in monthly installments over 12 months), and (iv) one times base salary in the case of Mr. Tansill and Mr. Wilson (payable in monthly installments over 12 months).

•
A one-time payment approximating the cost of health care coverage under our then-existing plans of $100,000 in the case of Mr. Kelly, $75,000 in the case of Mr. Reidenbach, $50,000 in the case of Messrs. Panther and Tansill, and £36,000 in the case of Mr. Wilson.

Both severance and one-time health care payments are subject to the NEO executing a release of claims in our favor and continuing to comply with all applicable restrictive covenants contained in the employment agreement.
Under each of the NEO’s employment agreements, “good reason” generally means the occurrence of any of the following events without such NEO’s prior written consent: (i) a material change in or diminution of the position, responsibilities or working conditions of the NEO’s employment as of the effective date, including any change in our reporting structure in which the NEO no longer reports directly to the Chief Executive Officer (or, in the case of Mr. Kelly, the chairman of our board of directors), (ii) a relocation of the NEO’s principal office, or (iii) any reduction in the NEO’s base salary or target percentage under the short-term incentive plan.
Under each of the NEO’s employment agreements, “cause” generally means the occurrence of (i) a material breach of any of the NEO’s obligations under such employment agreement which the NEO fails to cure within thirty days, (ii) any material act of fraud, misappropriation, embezzlement or similar dishonest or wrongful act in performing such NEO’s duties for us, (iii) use of illegal drugs or alcohol to an extent which interferes with the performance of the NEO’s duties, (iv) repeated failure (other than any such failure resulting from incapacity due to physical or mental disability) to devote proper time and attention to our business as required under the terms of such employment agreement after a written demand for proper time and attention is delivered to such NEO by the board of directors, (v) material and repeated failure (other than any such failure resulting from incapacity due to physical or mental disability) to carry out the directions, instructions, policies, rules, regulations or decisions of the board of directors after a written notice of such failure is delivered to the NEO by the board of directors which specifically identifies the failure, or (vi) conviction of a felony or any crime involving moral turpitude.
In the event we terminate Mr. Wilson’s employment on less than three months’ prior notice, we are required to pay Mr. Wilson an amount under his employment agreement equal to his base salary for the part of the period of notice not worked.
None of the NEOs are entitled to a tax gross up in connection with Section 280G of the Code and none are entitled to enhanced severance protection in the case of a change in control.
Treatment of Outstanding Equity Awards.   The terms of the restricted stock units, performance stock units, and options to purchase shares of Class A common stock granted to our NEOs as equity awards under the EVO Payments, Inc. 2018 Omnibus Incentive Stock Plan (“2018 Plan”) provide for accelerated vesting only upon certain events.
In the event of termination as a result of death or disability: (i) with respect to restricted stock units or options, the NEO will become vested in the number of restricted stock units or options, as applicable (rounded up to the nearest whole number) that would have become vested as of the next anniversary of the grant date following such NEO’s death or disability, and (ii) with respect to performance stock units, (A) the NEO will become vested in the number of performance stock units subject to financial metrics based on actual performance for completed performance periods and target performance for incomplete performance periods, and (B) the NEO will become vested in the number of performance stock units subject to stock price thresholds based on actual performance through such NEO’s termination date.
If a change in control (as defined in the 2018 Plan) occurs, and the acquiring corporation either assumes the restricted stock units, performance stock units, or options (as applicable), or provides substitute replacement awards (as defined in the 2018 Plan), the restricted stock units, performance stock units, and options will not vest upon the change in control; however, in the event that within 24 months following a change in control, the NEO’s employment is terminated without cause or the NEO terminates employment with good reason, then (i) the unvested restricted stock units and options will become fully vested, (ii) unvested performance stock units subject to financial metrics will vest based on actual performance for completed performance periods and the greater of target or actual performance for incomplete performance periods; and (iii) unvested performance units subject to stock price thresholds will vest based on the greater of target or actual performance through such NEO’s termination date.
If a change in control occurs and the acquiring corporation does not assume the restricted stock units, performance stock units, or options or provide substitute replacement awards, (i) the unvested restricted stock units and options will accelerate and become fully vested; and (ii) the unvested performance stock units shall not vest, but shall convert to time-based restricted stock units as follows: (A) the performance stock units subject to financial metrics will convert to time-based restricted stock based on (x) actual performance for completed performance periods, (y) target performance for partially completed performance periods (or greater than target performance in the compensation committee’s discretion based on actual performance for such partially completed performance period), and (z) target performance for incomplete performance periods, and (B) performance stock units subject to stock price thresholds will convert to time-based restricted stock units based on the greater of target or actual performance through the date of the change in control (provided, however, that in each case under (ii) above, that if within 24 months following a change in control, the NEO’s employment is terminated without cause or the NEO terminates employment with good reason, then such newly converted time-vested restricted stock units will become fully vested).
The terms of the restricted stock units, performance stock units, and options granted to our NEOs do not provide for accelerated vesting in the event that an NEO’s employment is terminated by the Company without cause, other than (i) in the event of a change in control or death or disability (as described above), or (ii) subsequent to the amendment to the executive employment agreements entered into in February 2022 in the case of our NEOs other than Mr. Reidenbach, in the event such NEO has attained the age of sixty and completed at least ten years of service with the Company, in which case the NEO’s awards that are subject solely to time-vesting will immediately and fully vest, the NEO’s awards that are subject to performance-based vesting conditions in respect of completed performance periods will immediately and fully vest to the extent achieved, and the NEO’s awards that are subject to performance-based vesting conditions for which the applicable performance periods are incomplete as of the termination date will vest at the discretion of the compensation committee
The February 2022 employment agreements amendments for NEOs other than Mr. Reidenbach also provide for accelerated vesting in the event that (i) the NEO terminates employment with good reason, in which case the NEO’s awards that are subject solely to time-vesting will immediately and fully vest, the NEO’s awards that are subject to performance-based vesting conditions in respect of completed performance periods will immediately and fully vest to the extent achieved, and the NEO’s awards that are subject to performance-based vesting conditions for which the applicable performance periods are incomplete as of the termination date will immediately and fully vest based on target performance; and (ii) the NEO terminates employment without good reason, but only in the event such NEO has attained the age of sixty and completed at least ten years of service with the Company (and has provided at least six months’ advance notice), in which case, the NEO’s awards that are subject solely to time-vesting will immediately and fully vest, the NEO’s awards that are subject to performance-based vesting conditions in respect of completed performance periods will immediately and fully vest to the extent achieved, and the NEO’s awards that are subject to performance-based vesting conditions for which the applicable performance periods are incomplete as of the termination date will vest at the discretion of the compensation committee.
Potential Payments Table.   The following table quantifies the potential cash or estimated equivalent cash value of amounts that would be payable to each of our NEOs under various termination scenarios assuming the event occurred on December 31, 2021.

	Termination Without Cause; Resignation for Good Reason (Absent a Change in Control) ($)	Termination Without Cause; Resignation for Good Reason (Following Change in Control) ($)	Death or Disability ($)
James G. Kelly
Cash Severance	3,500,000	3,500,000
Restricted Stock Acceleration		6,570,675	2,802,304
Stock Option Acceleration		1,048,328	1,001,877
Health Coverage payments	100,000	100,000
Total	3,600,000	11,219,003	3,804,181
Tom Panther
Cash Severance	790,000	790,000
Restricted Stock Acceleration		1,696,947	624,282
Stock Option Acceleration
Health Coverage payments	50,000	50,000
Total	840,000	2,536,947	624,282
Brendan Tansill
Cash Severance	814,040	814,040
Restricted Stock Acceleration		2,065,818	899,226
Stock Option Acceleration		387,476	375,655
Health Coverage payments	50,000	50,000
Total	864,040	3,317,334	1,274,881
Darren Wilson
Cash Severance	600,000	600,000
Annual Cash Short-Term Incentive	400,000	400,000
Restricted Stock Acceleration		2,137,651	971,059
Stock Option Acceleration		504,212	492,391
Total	1,000,000	3,641,863	1,463,450
Michael Reidenbach
Cash Severance	1,198,967	1,198,967
Restricted Stock Acceleration		1,965,901	849,229
Stock Option Acceleration		318,214	306,054
Health Coverage payments	75,000	75,000
Total	1,273,967	3,558,082	1,155,283
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees (excluding the Chief Executive Officer) and the annual total compensation of James G. Kelly, our Chief Executive Officer. The pay ratio included in this information is calculated in a manner consistent with Item 402(u) of Regulation S-K. Because the SEC rules permit public companies to adopt different methodologies, to apply certain exclusions and to make reasonable estimates and assumptions to determine an estimate of their pay ratio, the estimated ratio reported below may not be comparable to the ratio reported by other public companies with different employee populations and compensation practices.

For 2021, our last completed fiscal year:
•
The annual total compensation of the median employee was $62,033; and

•
The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table presented earlier in this proxy statement, was $7,671,571.

Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of the median employee was 124 to 1.
To determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:
•
We selected December 31, 2021 as the date upon which we would identify the “median employee.”

•
We determined that, as of December 31, 2021, we had approximately 2,263 employees working for us and our consolidated subsidiaries.

•
As permitted under SEC rules, we eliminated a total of 71 global employees (approximately 3.4% of our total population) from the data set. A list of the excluded employees and their country of residency is provided in the table below.

Country	# of Employees	Country	# of Employees
Chile	23	Malta	11
Gibraltar	20	Czech Republic	17

•
To determine our “median employee” from our adjusted employee population, we used a consistently applied compensation definition and chose “Total Direct Compensation (actual).”

•
For non-US employees, currency values were adjusted using a purchasing power parity (PPP) conversion factor in conjunction with foreign exchange rate. PPP factors are from 2020, the most recent available from the World Bank as of the time the calculation was performed. Foreign exchange rates used were as of December 31, 2021.

•
Using this methodology, we determined that the “median employee” was a full-time employee located in the US, with Total Direct Compensation (actual) for the 12-month period ending December 31, 2021 in the amount of $54,897.

•
With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $62,033 (inclusive of the value of employer-provided health and welfare benefits).

With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of the Summary Compensation Table.

PROPOSAL NO. 2: APPROVAL, BY AN ADVISORY VOTE, OF OUR EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity at the Annual Meeting to vote on a non-binding advisory resolution, commonly known as a “say-on-pay” proposal, approving the compensation of our named executive officers. There have been no material changes to our compensation policies this year. This vote is not intended to address any specific item of compensation or the compensation of any specific named executive officer, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
We urge you to read the Compensation Discussion and Analysis in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. You should also read the summary compensation table and other related compensation tables and narrative disclosure, which provide additional details about the compensation of our NEOs in 2021. We have designed our compensation and benefits program and philosophy to attract, retain and motivate talented, qualified and committed executive officers who share our philosophy and desire to work toward our goals. We believe that for 2021, our executive compensation program properly aligned individual compensation with the short-term and long-term performance of our company, including through the following:
•
Pay opportunities were appropriate to the size of our company when compared to peer companies.

•
Our compensation program was heavily performance-based, using multiple measures for short-term incentive payments.

•
Performance metrics under our short-term incentive plan were rigorous.

•
Long-term incentives were linked to stockholder value through stock options and restricted stock units that change in value as stock price fluctuates.

•
Perquisites are a minor part of our compensation program.

•
Our NEOs’ employment agreements do not provide enhanced severance in connection with a change in control.

•
Our NEOs’ employment agreements condition severance upon a release of claims against the company and compliance with restrictive covenants.

•
Our equity plan does not provide for “single-trigger” change-in-control acceleration of equity awards.

•
Excise tax gross ups are not provided to any of our NEOs.

•
Our insider trading policy prohibits directors and employees from engaging in any transaction in which they profit if the value of our common stock declines.

•
Pursuant to our clawback policy, we may recoup the value of any annual short-term or long-term incentive awards provided to any NEOs in the event that our financial statements are restated due to material noncompliance with any financial reporting requirement.

•
We do not re-price or backdate stock options or issue discounted stock options.

•
We do not pay dividend equivalent rights with respect to restricted stock units.

The board of directors believes that our executive compensation program aligns our NEOs’ compensation with the long-term interests of our stockholders. Our program is guided by the philosophy that total executive compensation should vary based on achievement of goals and objectives, both individual and corporate, and should be focused on long-term strategies to build stockholder value. The board of directors believes that our philosophy and practices have resulted in executive compensation decisions that are aligned with stockholder interests and that have benefited and will benefit us over time.
For the reasons stated above, the board of directors recommends a vote “FOR” the following advisory resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement for our 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, named executive officer compensation tables and related narrative discussion, is hereby APPROVED.”

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Our board of directors has directed that this appointment be submitted to our stockholders for ratification. Although ratification of our appointment of Deloitte & Touche LLP is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will be given the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.
Deloitte & Touche LLP also served as our independent registered public accounting firm for the fiscal years ended December 31, 2021 and 2020. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services.
In the event that the appointment of Deloitte & Touche LLP is not ratified by the stockholders, the audit committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2023. Even if the appointment of Deloitte & Touche LLP is ratified, the audit committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interests of our Company.
Deloitte & Touche LLP Fees
Aggregate fees billed to us for the fiscal years ended December 31, 2021 and 2020 by our independent auditors, Deloitte & Touche LLP and its affiliates were approximately:
	2021	2020
Audit fees	$3,538,833	$3,154,690
Audit-related fees	40,000	163,283
Tax fees	1,113,830	1,079,581
All other fees	4,117	6,175
Total	$4,696,780	$4,403,729
All of the fees set forth in the table above for 2021 and 2020 were pre-approved by the audit committee in accordance with the procedures described below.
Audit Fees
The audit fees listed above for 2021 and 2020 were billed in connection with the integrated audit of our annual consolidated financial statements and our internal controls over financial reporting, the reviews of our interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q and the statutory audits of foreign subsidiary financial statements. The audit fees in 2020 include fees for a SOC 1 internal control attestation report.
Audit-Related Fees
The audit-related fees listed above for 2021 were billed in connection with the examination of one of our settlement accounts. The audit-related fees listed above for 2020 were billed in connection with consent issuances relating to our Form S-8 registration statement and secondary offering, for services rendered related to examination of one of our settlement accounts, and for services related to assistance with our SEC comment letter response.
Tax Fees
The tax fees listed above were billed for tax compliance, planning, and advice for services rendered in 2021 and 2020.

Other Fees
The other fees listed above for 2021 and 2020 were related to our subscription of a research tool offered by Deloitte & Touche LLP.
Pre-Approval Policy for Services Performed by Independent Registered Public Accounting Firm
The audit committee has responsibility for the appointment, compensation, and oversight of the work of our independent registered public accounting firm. As part of this responsibility, the audit committee must pre-approve all permissible services to be performed by the independent registered public accounting firm.
The audit committee has adopted an auditor pre-approval policy that sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent registered public accounting firm. Under the policy, the audit committee must give prior approval for any amount or type of service within four categories — audit services, audit-related services, tax services, or, to the extent permitted by law, other services — that the independent registered public accounting firm provides. Prior to the annual engagement, the audit committee may grant general pre-approval for independent registered public accounting firm services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the audit committee if it is to be provided by the independent registered public accounting firm. For any pre-approval, the audit committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best-positioned to provide the most cost-effective and efficient service and whether the service might enhance our ability to manage or control risk or improve audit quality. The audit committee may delegate to one or more of its members authority to approve a request for pre-approval, provided the member reports any approval so given to the audit committee at its next scheduled meeting.
The board of directors recommends a vote “FOR” the ratification of the appointment of the independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE
The audit committee operates under a written charter adopted by the board of directors that is available on the Company’s website at www.evopayments.com.
The audit committee oversees accounting, auditing and financial reporting processes of the Company. As part of its oversight responsibilities, the audit committee reviewed and discussed the Company’s consolidated financial statements for the year ended December 31, 2021 and the Company’s internal controls over financial reporting as of December 31, 2021 with management and Deloitte & Touche LLP, the independent auditor for the Company. The audit committee also discussed and reviewed with Deloitte & Touche LLP all communications required under generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by Deloitte & Touche LLP with the audit committee under PCAOB Auditing Standard No. 1301, Communications with audit committees, and SEC Rule 2-07 of Regulation S-X.
In addition, Deloitte & Touche LLP provided to the audit committee a formal written statement describing all relationships between Deloitte & Touche LLP and its affiliates and the Company and its affiliates as defined by the rules and regulations of the SEC that might bear on Deloitte & Touche LLP’s independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The audit committee reviewed and discussed with Deloitte & Touche LLP any matters that could have impacted Deloitte & Touche LLP’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company. Nothing came to the audit committee’s attention as a result of its review of Deloitte & Touche LLP’s statement or its discussions with Deloitte & Touche LLP that would indicate that Deloitte & Touche LLP lacked such objectivity or independence. Based on these reviews and discussions and in reliance thereon, the audit committee recommended to the board of directors that the audited financial statements for the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.
AUDIT COMMITTEE
David W. Leeds (Chair)
Mark A. Chancy
Laura M. Miller
Gregory S. Pope

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth information relating to the beneficial ownership of our Class A common stock, Class D common stock and Series A convertible preferred stock as of April 19, 2022 by:
•
each of our directors and named executive officers;

•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock, Class D common stock, Series A convertible preferred stock and LLC Interests; and

•
all of our directors and executive officers as a group.

As described in “Certain Relationships and Related Party Transactions,” each Continuing LLC Owner (as defined below) is entitled to have their LLC Interests purchased or redeemed for cash equal to the market value of the applicable number of our shares of Class A common stock. “Continuing LLC Owners” refers collectively to the remaining holders of LLC Interests (other than EVO Payments, Inc.), which includes Blueapple, MDP, and certain of our executive officers and current and former employees.
The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of April 19, 2022 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, we believe, based on information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares of common stock and LLC Interests held by that person.
Applicable percentage ownership is based on 47,817,019 shares of our Class A common stock, 3,783,074 shares of Class D common stock and 152,250 shares of our Series A convertible preferred stock outstanding as of April 19, 2022. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 19, 2022 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated below, the address for each beneficial owner listed is c/o EVO Payments, Inc., Ten Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328.
Beneficial ownership in EVO Payments, Inc.
	Class A common stock		Class D common stock		Series A convertible preferred stock		Combined Voting Power
Name of beneficial owner	Number	%	Number	%	Number	%
5% Stockholders
Madison Dearborn Partners, LLC(1)	304,138	*	1,559,840	41.23%	152,200	100.0%	20.4%
Brown Advisory Incorporated(2)	6,350,304	13.3%	—	—	—	—	10.2%
The Vanguard Group(3)	4,560,970	9.5%	—	—	—	—	7.3%
BlackRock, Inc.(4)	3,562,212	7.5%	—	—	—	—	5.7%
Massachusetts Financial Services Company(5)	3,546,199	7.4%	—	—	—	—	5.7%
Greenhouse Funds LLLP(6)	2,423,581	5.1%	—	—	—	—	3.9%
Directors and Named Executive Officers
Rafik R. Sidhom(2)	—	—	—	—	—	—	—

	Class A common stock		Class D common stock		Series A convertible preferred stock		Combined Voting Power
Name of beneficial owner	Number	%	Number	%	Number	%
Mark A. Chancy	14,855	*	—	—	—	—	*
Vahe A. Dombalagian(1)	304,138	*	1,559,840	41.2%	152,250	100.0%	20.4%
Nikki T. Harland	—	—	—	—	—	—	—
John S. Garabedian	48,275	*	—	—	—	—	*
David W. Leeds	30,858	*	—	—	—	—	*
Laura M. Miller	14,241	*	—	—	—	—	*
Stacey Valy Panayiotou	—	—	—	—	—	—	—
Gregory S. Pope	102,473	*	—	—	—	—	*
Matthew W. Raino(1)	304,138	*	1,559,840	41.2%	152,250	100.0%	20.4%
James G. Kelly(8)	300,336	2%	1,014,618	26.8%	—	—	3.3%
Thomas E. Panther(9)	20,285	*	—	—	—	—	*
Michael L. Reidenbach(10)	80,015	*	314,563	8.3%	—	—	*
Brendan F. Tansill(11)	92,042	*	127,142	3.4%	—	—	*
Darren Wilson(12)	154,997	*	—	—	—	—	*
All executive officers and directors as a group (19 persons)(13)	3,070,441	6.2%	3,029,323	80.0%	152,250	100.0%	26.2%
Beneficial Ownership in EVO Investco, LLC
	LLC Interests beneficially owned
Name of beneficial owner	Number	%
5% Stockholders
Blueapple, Inc.(7)	32,163,538	38.4%
Madison Dearborn Partners, LLC(1)	1,559,840	1.9%
Directors and Named Executive Officers
Rafik R. Sidhom(7)	32,163,538	38.4%
Mark A. Chancy	—	—
Vahe A. Dombalagian(1)	1,559,840	1.9%
Nikki T. Harland	—	—
John S. Garabedian	—	—
David W. Leeds	—	—
Laura M. Miller	—	—
Stacey Valy Panayiotou	—	—
Gregory S. Pope	—	—
Matthew W. Raino(1)	1,559,840	1.9%
James G. Kelly(8)	1,014,618	1.2%
Thomas E. Panther(9)	—	—
Michael L. Reidenbach(10)	314,563	*
Brendan F. Tansill(11)	127,142	*
Darren Wilson(12)	—	—
All executive officers and directors as a group (19 persons)(13)	35,192,861	42.0%

*
Indicates beneficial ownership of less than 1%.

(1)
Consists of 304,138 shares of Class A common stock held by Madison Dearborn Capital Partners VI-C, L.P. (“MDCP VI-C”), 1,559,840 shares of Class D common stock and an equal number of LLC Interests held by MDCP Cardservices, LLC (“MDCP Cardservices”), 152,250 shares of Series A Convertible Preferred Stock held by MDCP Cardservices II, LLC (“MDCP Cardservices II”), which shares of Series A Convertible Preferred Stock are convertible at the option of MDCP Cardservices II into up to 10,950,321 shares of Class A common stock within 60 days of April 19, 2022. Madison Dearborn Capital Partners VI-B, L.P. (“MDCP VI-B”) may be deemed to share beneficial ownership of the securities held by MDCP Cardservices, as its controlling member. Madison Dearborn Capital Partners VI-A, L.P. (“MDCP VI-A”) may be deemed to share beneficial ownership of the securities held by MDCP Cardservices II, as its managing member. Madison Dearborn Partners VI-A&C, L.P. (“MDP VI-A&C”), as the general partner of MDCP VI-A and MDCP VI-C, may be deemed the beneficial owner of the securities beneficially owned by MDCP VI-A and MDCP VI-C. Madison Dearborn Partners, LLC (“MDP LLC”), as the general partner of each of MDP VI-B and MDP VI-A&C may be deemed to share beneficial ownership of the reported securities. As the sole members of the limited partner committees of MDP VI-B and MDP VI-A&C, which have the power, acting by unanimous vote, to vote or dispose of the securities beneficially owned by MDP VI-B and MDP VI-A&C, respectively, Paul J. Finnegan and Samuel M. Mencoff may be deemed to have shared voting and investment power over such securities. Two members of our board of directors, Vahe A. Dombalagian and Matthew W. Raino, are Managing Directors of MDP LLC. Each of the foregoing entities and persons disclaims beneficial ownership of the reported securities except to the extent of his or its pecuniary interest therein. The address for the MDP entities and persons is c/o Madison Dearborn Partners, LLC, 70 W. Madison Street, Suite 4600, Chicago, Illinois 60602.

(2)
Based on information obtained from a Schedule 13G filed with the SEC on February 7, 2022 by Brown Advisory Incorporated (“BAI”) on behalf of itself and its affiliates, Brown Investment Advisory & Trust Company (“BIATC”) and Brown Advisory LLC (“BALLC”). BAI reported that, as of December 31, 2021, BAI, BIATC and BALLC had sole voting power with respect to 5,495,263, 32,247 and 5,463,016 shares of our Class A common stock, respectively, and shared dispositive power with respect to 6,350,304, 32,247 and 6,318,057 shares of our Class A common stock, respectively. The address of each of the foregoing is 901 South Bond Street, Suite #400, Baltimore, Maryland 21231.

(3)
Based on information obtained from a Schedule 13G filed with the SEC on February 10, 2022 by The Vanguard Group (“Vanguard”). Vanguard reported that as of December 31, 2021, it had shared voting power with respect to 88,391 shares of our Class A common stock, sole dispositive power with respect to 4,436,596 shares of our Class A common stock and shared dispositive power with respect to 124,374 shares of our Class A common stock, and that the shares are beneficially owned by Vanguard. The address of each of the foregoing is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)
Based on information obtained from a Schedule 13G filed with the SEC on February 3, 2022 by BlackRock, Inc. (“Blackrock”) on behalf of itself and its affiliates, BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors and BlackRock Fund Managers Ltd. BlackRock reported that as of December 31, 2021, it had sole voting power with respect to 3,499,456 shares of our Class A common stock and sole dispositive power with respect to 3,562,212 shares of our Class A common stock, and that the shares are beneficially owned by BlackRock and its affiliates identified above. The address of each of the foregoing is 55 East 52nd Street, New York, New York 10055.

(5)
Based on information obtained from a Schedule 13G filed with the SEC on February 2, 2022 by Massachusetts Financial Services Company (“MFS”) on behalf of itself and its affiliates, MFS Series Trust I, on behalf of MFS New Discovery Fund. MFS reported that as of December 31, 2021, it had sole voting power with respect to 3,546,199 shares of our Class A common stock and sole dispositive power with respect to 3,546,199 shares of our Class A common stock, and that the shares are beneficially owned by MFS and its affiliates identified above. The address for MFS is 111 Huntington Avenue, Boston, Massachusetts 02199.
(6)
Based on information obtained from a Schedule 13G filed with the SEC on February 14, 2022 by Greenhouse Funds LLLP (“Greenhouse”) on behalf of itself and its affiliates, Greenhouse GP LLC and Mr. Joseph Milano. Greenhouse reported that as of December 31, 2021, it had shared voting power with respect to 2,423,581 shares of our Class A common stock and shared dispositive power with respect to 2,423,581 shares of our Class A common stock, and that the shares are beneficially owned by Greenhouse and its affiliates identified above. The address of each of the foregoing is 650 S. Exeter St, Suite 1080, Baltimore, Maryland 21202.

(7)
Blueapple is controlled by its majority stockholder, Rafik R. Sidhom, who is our founder and chairman of our board of directors. Mr. Sidhom may be deemed to share beneficial ownership of the reported securities. Mr. Sidhom disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. The address for Blueapple and Mr. Sidhom is 515 Broadhollow Road, Melville, New York 11747.

(8)
Includes 863,535 shares of Class D common stock and an equal number of LLC Interests held by the James G. Kelly Grantor Trust Dated January 12, 2012. John Kelly, Mr. Kelly’s son, is the trustee of the James G. Kelly Grantor Trust Dated January 12, 2012. Includes shares of Class A common stock underlying 751,537 stock options that are currently exercisable as well as 23,850 restricted stock units and 103,361 stock options that will vest on May 25, 2022.

(9)
Includes shares of Class A common stock underlying 92,826 stock options that are currently exercisable.

(10)
Includes shares of Class A common stock underlying 209,505 stock options that are currently exercisable as well as 7,296 restricted stock units and 31,616 stock options that will vest on May 25, 2022.

(11)
Includes shares of Class A common stock underlying 236,115 stock options that are currently exercisable as well as 8,979 restricted stock units and 38,912 stock options that will vest on May 25, 2022.

(12)
Includes shares of Class A common stock underlying 272,595 stock options that are currently exercisable as well as 11,785 restricted stock units and 51,072 stock options that will vest on May 25, 2022.

(13)
Includes shares of Class A common stock underlying 1,808,835 stock options that are currently exercisable as well as 67,519 restricted stock units and 292,600 stock options that will vest on May 25, 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transactions
The following is a description of transactions since January 1, 2021 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our Class A common stock and Class D common stock, and Series A convertible preferred stock or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.
EVO LLC Agreement
In connection with the IPO, we and the Continuing LLC Owners entered into the to the amended and restated limited liability company agreement for EVO LLC (the “EVO LLC Agreement”).
Appointment as manager.   Under the EVO LLC Agreement, we became a member and the sole manager of EVO LLC. As the sole manager, we are able to control all of the day-to-day business affairs and decision-making of EVO LLC without the approval of any other member. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of EVO LLC and the day-to-day management of EVO LLC’s business. Pursuant to the terms of the EVO LLC Agreement, we cannot, under any circumstances, be removed as the sole manager of EVO LLC except by our election.
Compensation.   We are not entitled to compensation for our services as manager. We are entitled to reimbursement by EVO LLC for fees and expenses incurred on behalf of EVO LLC, including all expenses associated with maintaining our corporate existence.
Distributions.   The EVO LLC Agreement requires “tax distributions” to be made by EVO LLC to its members, as that term is defined in the agreement, except to the extent such distributions would render EVO LLC insolvent or are otherwise prohibited by law, our senior secured credit facility pursuant to our credit agreement dated as of November 1, 2021 (our “Senior Secured Credit Facilities”) or any of our future debt agreements. Tax distributions will be made as and when members are required to make estimated payments or file tax returns, which we expect will be approximately on a quarterly basis, to each member of EVO LLC, including us, based on such member’s allocable share of the taxable income of EVO LLC and an assumed tax rate that will be determined by us. For this purpose, the taxable income of EVO LLC, and the members’ allocable share of such taxable income, will be determined without regard to any tax basis adjustments that are personal to any member, including as a result from our deemed or actual purchase of an LLC Interest from the Continuing LLC Owners (as described below under “— Tax Receivable Agreement”). The assumed tax rate that we expect to use for purposes of determining tax distributions from EVO LLC to its members will be the highest combined federal, state, and local tax rate that may potentially apply to any one of EVO LLC’s members (currently 48.42% of taxable income), regardless of the actual final tax liability of any such member. We expect EVO LLC may make distributions out of distributable cash periodically to enable us to cover our operating expenses and other obligations, including our obligations under the TRA, as well as to make dividend payments, if any, to the holders of our Class A common stock, except to the extent such distributions would render EVO LLC insolvent or are otherwise prohibited by law, our Senior Secured Credit Facilities or any of our future debt agreements.
Transfer restrictions.   The EVO LLC Agreement generally does not permit transfers of LLC Interests by members, subject to certain limited exceptions. Any transferee of LLC Interests must assume, by operation of law or written agreement, all of the obligations of a transferring member with respect to the transferred units, even if the transferee is not admitted as a member of EVO LLC.
Common unit sale and exchange rights.   The EVO LLC Agreement provides certain sale and exchange rights to the Continuing LLC Owners that entitles each Continuing LLC Owner to have all or a portion of its LLC Interests purchased by us or exchanged for Class A common stock, as applicable, or redeemed by EVO LLC.
Pursuant to the EVO LLC Agreement, upon receipt of a sale notice from Blueapple with respect to its LLC Interests, we will use our commercially reasonable best efforts to pursue a public offering of shares of our Class A common stock and use the net proceeds therefrom to purchase LLC Interests from Blueapple. We may elect, at our option (determined solely by our independent directors (within the meaning of the rules of Nasdaq) who are disinterested), to cause EVO LLC to instead redeem the applicable LLC Interests for cash; provided that Blueapple consents to any election by us to cause EVO LLC to redeem the LLC Interests. Blueapple is not entitled to deliver more than four sale notices in the aggregate that are ultimately settled as purchases of LLC Interests from the net proceeds of a public offering of Class A common stock during any twelve-month period. Any public offerings conducted by MDP pursuant to the exercise of its registration rights pursuant to the Registration Rights Agreement where we register shares to purchase LLC Interests from Blueapple also count as sale notices for purposes of this limitation.
Each Continuing LLC Owner (other than Blueapple) has an exchange right providing that, upon receipt of an exchange notice from such Continuing LLC Owner, we will exchange the applicable LLC Interests for newly issued shares of our Class A common stock on a one-for-one basis pursuant to the Exchange Agreement. Upon our receipt of such an exchange notice, we may elect at our option (determined solely by our independent directors (within the meaning of the rules of Nasdaq) who are disinterested), to cause EVO LLC to instead redeem the applicable LLC Interests for cash; provided that such Continuing LLC Owner consents to any election by us to cause EVO LLC to redeem the LLC Interests. In the event that a Continuing LLC Owner does not consent to an election by us to cause EVO LLC to redeem the LLC Interests, we are required to exchange the applicable LLC Interests for newly issued shares of Class A common stock.
Any LLC Interests purchased from Blueapple following the completion of a public offering of shares of our Class A common stock will be purchased for cash at a price per LLC Interest equal to the price per share of such Class A common stock sold (after deducting underwriting discounts and commissions) in the offering. Any LLC Interests redeemed by EVO LLC from any Continuing LLC Owner will be redeemed at a price per LLC Interest equal to a volume-weighted average market price of one share of our Class A common stock for each LLC Interest (subject to customary adjustments, including for stock splits, stock dividends and reclassifications).
If we elect to cause EVO LLC to redeem LLC Interests in lieu of pursuing a public offering or exchanging LLC Interests for newly issued shares of our Class A common stock, we will offer the other Continuing LLC Owners the right to have their respective LLC Interest redeemed in an amount up to such person’s pro rata share of the aggregate LLC Interests to be redeemed. We are not be required to redeem any LLC Interest from Blueapple or any other Continuing LLC Owner in response to a sale notice from Blueapple if we elect to pursue, but are unable to complete, a public offering of shares of our Class A common stock.
Each Continuing LLC Owner’s exchange rights are subject to certain customary limitations, including the absence of any liens or encumbrances on such LLC Interest to be purchased or redeemed. The settlement of a purchase of LLC Interests from Blueapple is subject to the consummation of a public offering generating sufficient net proceeds to us to purchase the applicable LLC Interests, subject to customary cutback provisions. Any Continuing LLC Owner (other than Blueapple) may condition the settlement of any exchange of LLC Interests from such Continuing LLC Owner on the closing of an underwritten offering of the shares of our Class A common stock to be issued in connection with the settlement.
Pursuant to the Registration Rights Agreement described below, MDP has customary registration rights, and all Continuing LLC Owners (other than Blueapple) have customary piggyback registration rights, including piggyback rights with respect to any public offering conducted in response to our receipt of a sale notice from Blueapple. Pursuant to the EVO LLC Agreement, Blueapple also has the right, in connection with any public offering we conduct (including any offering conducted as a result of an exercise by MDP of its registration rights), to request that we use our commercially reasonable best efforts to include shares of our Class A common stock as part of such public offering and use the net proceeds therefrom to purchase a like amount of its LLC Interests. Our requirement to pursue public offerings and purchase of LLC Interests from Blueapple for cash in connection with any offering is subject to customary cutback provisions typical for registration rights agreements.
In addition, we agree under the Registration Right Agreement to maintain a registration statement with respect to the issuance of the Class A common stock to be issued upon exchange of any outstanding LLC Interests pursuant to the exchange rights described above.

Any time we purchase LLC Interests from any Continuing LLC Owner, our ownership of LLC Interests will increase. Whether by purchase or redemption, we are obligated to ensure that at all times the number of LLC Interests that we own equals the number of our outstanding shares of Class A common stock (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).
In connection with any purchase or redemption of LLC Interests from a Continuing LLC Owner, the Continuing LLC Owner is required to surrender a number of shares of our Class D common stock registered in the name of such Continuing LLC Owner, which we will cancel for no consideration on a one-for-one basis with the number of LLC Interests purchased or redeemed.
Maintenance of one-to-one ratio between shares of Class A common stock and LLC Interests.   The EVO LLC Agreement requires EVO LLC to take all actions with respect to its LLC Interests, including reclassifications, distributions, divisions or recapitalizations, to maintain at all times a one-to-one ratio between the number of LLC Interests owned by us and the number of shares of our Class A common stock outstanding. This ratio requirement disregards (i) shares of our Class A common stock under unvested options issued by us, (ii) treasury stock, (iii) preferred stock or other debt or equity securities (including warrants, options or rights) issued by us that are convertible into or exercisable or exchangeable for shares of Class A common stock, except to the extent we have contributed the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, to the equity capital of EVO LLC, and (iv) prior to their conversion, any shares of Class A common stock issuable upon conversion of our Series A convertible preferred stock. In addition, this Class A common stock ratio requirement disregards all LLC Interests at any time held by any other person, including the Continuing LLC Owners. If we issue, transfer or deliver from treasury stock or purchase shares of Class A common stock in a transaction not contemplated by the EVO LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries or purchases, the number of outstanding LLC Interests we own equals, on a one-for-one basis, the number of outstanding shares of Class A common stock. If we issue, transfer or deliver from treasury stock or purchase or redeem any of our Series A convertible preferred stock in a transaction not contemplated by the EVO LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries purchases or redemptions, we hold (in the case of any issuance, transfer or delivery) or cease to hold (in the case of any purchase or redemption) equity interests in EVO LLC which (in our good faith determination) are in the aggregate substantially equivalent to our Series A convertible preferred stock so issued, transferred, delivered, purchased or redeemed. EVO LLC is prohibited from undertaking any subdivision (by any split of units, distribution of units, reclassification, recapitalization or similar event) or combination (by reverse split of units, reclassification, recapitalization or similar event) of the LLC Interest that is not accompanied by an identical subdivision or combination of our Class A common stock to maintain at all times a one-to-one ratio between the number of LLC Interests owned by us and the number of outstanding shares of our Class A common stock, subject to exceptions.
Issuance of LLC Interests upon exercise of options or issuance of other equity compensation.   Upon the exercise of options issued by us, or the issuance of other types of equity compensation by us (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we have the right to acquire from EVO LLC a number of LLC Interests equal to the number of our shares of Class A common stock being issued in connection with the exercise of such options or issuance of other types of equity compensation. When we issue shares of Class A common stock in settlement of stock options granted to persons that are not officers or employees of EVO LLC or its subsidiaries, we will make, or be deemed to make, a capital contribution in EVO LLC equal to the aggregate value of such shares of Class A common stock and EVO LLC will issue to us a number of LLC Interests equal to the number of shares we issued. When we issue shares of Class A common stock in settlement of stock options granted to persons that are officers or employees of EVO LLC or its subsidiaries, then we will be deemed to have sold directly to the person exercising such award a portion of the value of each share of Class A common stock equal to the exercise price per share, and we will be deemed to have sold directly to EVO LLC (or the applicable subsidiary of EVO LLC) the difference between the exercise price and market price per share for each such share of Class A common stock. In cases where we grant other types of equity compensation to employees of EVO LLC or its subsidiaries, on each applicable vesting date we will be deemed to have sold to EVO LLC (or such subsidiary) the number of vested shares at a price equal to the market price per share, EVO LLC (or such subsidiary) will deliver the shares to the applicable person, and we will be deemed to have made a capital contribution in EVO LLC equal to the purchase price for such shares in exchange for an equal number of LLC Interests.
Dissolution.   The EVO LLC Agreement provides that the unanimous consent of all members holding voting units is required to voluntarily dissolve EVO LLC. In addition to a voluntary dissolution, EVO LLC will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (1) first, to pay the expenses of winding up EVO LLC; (2) second, to pay debts and liabilities owed to creditors of EVO LLC, other than members; (3) third, to pay debts and liabilities owed to members; (4) fourth, to the holders of the convertible preferred units in an amount with respect to each such unit equal to the greater of (a) the sum of the liquidation preference applicable to such unit and any dividends that will have accumulated unpaid on a share of our Series A convertible preferred stock and (b) the amount that would have been received if the preferred units had been converted to LLC Interests on the date of such payment, and (5) fifth, to the members pro-rata in accordance with their respective percentage ownership interests in EVO LLC (as determined based on the number of LLC Interests held by a member relative to the aggregate number of all outstanding LLC Interests).
Amendment.   The EVO LLC Agreement provides that it may be amended or modified by us as the manager. However, no amendment or modification, whether by merger, consolidation or otherwise, (1) to the amendment provisions of the EVO LLC Agreement may be made without the prior written consent of each member of EVO LLC, (2) to any of the terms and conditions of the EVO LLC Agreement that expressly require the approval or action of certain persons may be made without obtaining the consent of the requisite number or specified percentage of such persons who are entitled to approve or take action on such matter, and (3) to any of the terms and conditions of the EVO LLC Agreement may be made without the prior written consent of any member of EVO LLC to the extent such amendment or modification adversely affects the rights or powers of such member or imposes additional obligations on such member.
Indemnification.   The EVO LLC Agreement provides for indemnification by EVO LLC of the manager, members and officers of EVO LLC and EVO LLC’s subsidiaries or affiliates. Under the EVO LLC Agreement, EVO LLC also agrees, subject to certain limitations, to indemnify the Continuing LLC Owners against losses, claims, actions, damages, liabilities and expenses related to any public offering of shares of our Class A common stock where we use the net proceeds therefrom to purchase LLC Interests from the Continuing LLC Owners.
Tax Receivable Agreement
For purposes of this discussion of the tax receivable agreement dated as of May 25, 2018 (the “TRA”), the Continuing LLC Owners include the MDP affiliate who owns the call option and the MDP affiliate that owns the LLC Interests subject to the call option described above. We used all of the net proceeds from the IPO to purchase LLC Interests directly from EVO LLC. We expect to obtain an increase in our share of the tax basis of the assets of EVO LLC from future purchases or redemptions of LLC Interests that result from Continuing LLC Owners exercising their rights to have LLC Interests purchased by us or redeemed by EVO LLC, which we intend to treat, to the extent the law allows, as our direct purchase of LLC Interests from a Continuing LLC Owner for U.S. federal income and other applicable tax purposes (such basis increases, the “Basis Adjustments”). Any Basis Adjustment will have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities, to the extent we would otherwise have had net taxable income on which we would have been required to pay income tax. The Basis Adjustments may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.
In connection with the transactions described above, we entered into the TRA with the Continuing LLC Owners that provides for the payment by us to such persons of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of the transactions described above, including increases in the tax basis of the assets of EVO LLC attributable to payments made under the TRA and deductions attributable to imputed interest payments pursuant to the TRA. EVO LLC intends to have in effect an election under Section 754 of the Code effective for each taxable year in which a purchase or redemption of LLC Interests for cash occurs. These tax benefit payments are not conditioned upon one or more of the Continuing LLC Owners maintaining a continued ownership interest in either EVO LLC or us. The Continuing LLC Owners’ rights under the TRA are assignable to permitted transferees of their LLC Interests (other than EVO LLC or us as transferee pursuant to a purchase or redemption of LLC Interests). We will benefit from the remaining 15% of the tax benefits, if any, that we may actually realize.
The actual Basis Adjustments, as well as any amounts paid to the Continuing LLC Owners under the TRA will vary depending on a number of factors, including:
•
the timing of any subsequent purchases or redemptions — for instance, the Basis Adjustments resulting from a purchase or redemption of LLC Interests will depend on the fair market value of LLC Interests at the time of purchase or redemption. Thus, the Basis Adjustment will vary because of fluctuations in fair market value;

•
price of purchases or redemptions — in the case of purchases, the price of shares of our Class A common stock at the time of initial purchases or subsequent purchases, after deducting underwriting discounts and commissions, and in the case of redemptions, the price of shares of our Class A common stock at the time of redemptions, the Basis Adjustments, as well as any related increase in any tax deductions, is directly related to the price of shares of our common stock at the time of the initial purchases or subsequent purchases or redemptions;

•
nature of acquisition of LLC Interests — if an acquisition of LLC Interests is not taxable for any reason, increased tax deductions will not be available. Moreover, taxable acquisitions can lead to different payments under the TRA depending on whether they constitute purchases by EVO Payments, Inc. or redemptions by EVO LLC; and

•
the amount and timing of tax benefits — the TRA generally requires us to pay 85% of the tax benefits as and when those benefits are treated as realized under the terms of the TRA. If we do not have taxable income, we generally will not be required (absent a change in control or other circumstances requiring an early termination payment) to make payments under the TRA for that taxable year because no tax benefits will have been actually realized. However, any tax benefits that do not result in realized tax benefits in a given taxable year will likely generate tax attributes that may be utilized to generate tax benefits in previous or future taxable years. The utilization of any such tax attributes will result in payments under the TRA.

For purposes of the TRA, cash tax savings in income tax and franchise tax in lieu of income tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no Basis Adjustments and had the TRA not been entered into. The amount of state and local taxes that would have been paid in that case will be determined using an estimated rate of tax that approximates the overall state and local tax rate that would have been applied. The TRA generally applies to each of our taxable years, beginning with the first taxable year ending after the consummation of the IPO. There is no maximum term for the TRA; however, the TRA may be terminated by us pursuant to an early termination procedure that requires us to pay the Continuing LLC Owners an agreed upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated with certain assumptions).
The payment obligations under the TRA are obligations of EVO Payments, Inc. and not of EVO LLC. Although the actual timing and amount of any payments that may be made under the TRA will vary, we expect that the payments to the Continuing LLC Owners could be substantial. Any payments made by us to the Continuing LLC Owners under the TRA will generally reduce the amount of overall cash flow that might have otherwise been available to us or to EVO LLC and, to the extent that we are unable to make payments under the TRA for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us. We anticipate funding payments under the TRA from cash flow from operations of our subsidiaries, available cash and available borrowings under our credit facility.
The TRA provides that if certain mergers, asset sales, other forms of business combination, or other changes of control were to occur, or that if, at any time, we elect an early termination of the TRA, then the TRA will terminate and our obligations, or our successor’s obligations, under the TRA would accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the TRA. We may elect to completely terminate the TRA early only with the written approval of a majority of our “independent directors” (within the meaning of Rule 10A-3 promulgated under the Exchange Act and the corresponding rules of Nasdaq). The Continuing LLC Owners that are members of our board, are not “independent directors” for this purpose and will not have the ability to cause us to elect an early termination of the TRA.
Decisions made by us in the course of running our business, such as with respect to mergers, asset sales, tax planning, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by a Continuing LLC Owner under the TRA. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the TRA and increase the present value of such payments.
As a result of a change in control or our election to terminate the TRA early, (1) we could be required to make cash payments to the Continuing LLC Owners that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the TRA, and (2) we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the TRA, based on certain assumptions, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the TRA could have a material adverse effect on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that we will be able to finance our obligations under the TRA.
Payments under the TRA are based on tax reporting positions that we take. We will not be reimbursed for any cash payments previously made to the Continuing LLC Owners pursuant to the TRA if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and ultimately disallowed. Instead, any excess cash payments made by us to a Continuing LLC Owner will be netted against any future cash payments that we might otherwise be required to make to that Continuing LLC Owner under the terms of the TRA. However, a challenge to any tax benefit initially claimed by us might not arise for a number of years following the initial time of such payment or, even if challenged early, such excess payments may be greater than future cash payments that could be offset under the TRA. As a result, it is possible that we could make cash payments under the TRA that are substantially greater than our actual cash tax savings.
We have full responsibility for, and sole discretion over, all EVO Payments, Inc. tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests, subject to certain participation and approval rights held by the Continuing LLC Owners.
Under the TRA, we are required to provide the Continuing LLC Owners with a schedule showing the calculation of payments that are due under the TRA with respect to each taxable year with respect to which a payment obligation arises within 90 days after filing our U.S. federal income tax return for such taxable year. This calculation will be based upon the advice of our tax advisors. Payments under the TRA are generally made to the Continuing LLC Owners within five business days after this schedule becomes final pursuant to the procedures set forth in the TRA, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Any late payments that may be made under the TRA will continue to accrue interest at LIBOR plus 500 basis points until such payments are made, generally including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose.
As discussed above, actual amounts of payments under the TRA and the timing of such payments will vary and will be determined based on a number of factors, including the timing and nature of future acquisitions of LLC Interests, the price of Class A common stock at the time of each purchase or redemption, the extent to which such purchases or redemptions are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the timing and amount of any subsequent asset dispositions. Thus, it is likely that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding payments under the TRA as compared to the estimates set forth above. Payments under the TRA are not conditioned on the Continuing LLC Owners’ continued ownership of us.
Exchange Agreement
In connection with the completion of the IPO, we entered into the Exchange Agreement with the Continuing LLC Owners (other than Blueapple) providing for the exchange of Class A common stock for LLC Interests in accordance with the exchange rights described in “— EVO LLC Agreement - Common unit sale and exchange rights.”
In addition to the exchange rights described above, an affiliate of MDP is the holder of a call option that provides the holder the option to directly or indirectly purchase, from MDCP VI-C, LLC Interests. Pursuant to the Exchange Agreement, the affiliate has the right to require a purchase and simultaneous exercise of all or a portion of the call option by us. The aggregate value of the consideration paid by us to acquire any LLC Interests pursuant to the call option (i.e., the sum of the call option purchase price and the call option exercise price) will be the same as if we had acquired the relevant LLC Interests directly pursuant to the sale and exchange mechanics under the Exchange Agreement and may be paid in either cash or in shares of Class A common stock at our option; provided that if the call option holder does not consent to the receipt of shares of Class A common stock, the request for us to purchase and exercise the call option will be deemed withdrawn.
Registration Rights Agreement
In connection with the completion of the IPO, we entered into the Registration Rights Agreement, which was amended on April 21, 2020 in connection with the issuance of our Series A convertible preferred stock. The agreement provides MDP with customary demand registration rights that require us to register shares of Class A common stock held by it, including any Class A common stock received upon our exchange of its LLC Interests or conversion of the Series A convertible preferred stock. MDP may exercise these registration rights at any time following the expiration of any related lock-up period. MDP is not entitled to demand registration of shares of Class A common stock it holds or receives in exchange for LLC Interests more than four times during any twelve-month period. The delivery of any sale notice by Blueapple pursuant to the EVO LLC Agreement settled by our undertaking a public offering in which MDP participates also counts as a demand registration for purposes of this limitation.
All Continuing LLC Owners (other than Blueapple) also received customary piggyback registration rights with respect to any public offering by us, including the right to participate on a pro rata basis in any public offering we conduct in response to our receipt of a sale notice from Blueapple.
Director Nomination Agreement
In connection with the IPO, we and MDP entered into a director nomination agreement. This agreement was subsequently amended and restated in connection with MDP’s investment in our Series A convertible preferred stock. As amended and restated, the director nomination agreement provides MDP with the right to designate two of our directors until MDP no longer holds at least 15% of the voting power of our outstanding voting stock and one of our directors until MDP no longer holds at least 5% of the voting power of our outstanding voting stock. MDP is entitled to designate the replacement of any of its board designees should a designee’s service terminate prior to the end of the director’s term, regardless of MDP’s voting power at the time.
We are required, to the extent permitted by applicable law, to take all necessary action to cause our board of directors and the nominating and corporate governance committee to include such designees in the slate of director nominees for election by our stockholders. MDP’s current designees are Matthew W. Raino, a Group II director, and Vahe A. Dombalagian, a Group III director. Pursuant to the director nomination agreement, we also agreed not to, without MDP’s prior consent, take any action to (1) increase the size of our board of directors to more than nine, (2) declassify our board of directors or (3) amend our bylaws to provide for a voting standard in the election of directors other than plurality voting. In 2021,

MDP provided its consent to increase the size of our board of directors from nine to ten directors, and subsequently from ten to 11 directors.
Payment Processing and Other Services
We provide certain professional and other services to Blueapple. The expense related to these services was $0.2 million for the year ended December 31, 2021.
We conduct business through two wholly owned subsidiaries and one unconsolidated investee under ISO agreements with a relative of our founder and chairman pursuant to which the relative of our founder and chairman provides certain marketing services and equipment in exchange for a commission based on the volume of transactions processed for merchants acquired by the relative of our founder and chairman. We paid $0.1 million in 2021 under these arrangements.
Related party commission expense incurred with our unconsolidated investees amounted to $13.1 million for the year ended December 31, 2021. The sale of equipment and services to these entities amounted to less than $0.1 million for the year ended December 31, 2021.
Indemnification of Directors and Officers
We entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under the Delaware General Corporation Law (the “DGCL”) against expenses, losses and liabilities that may arise in connection with actual or threatened proceedings, in which they are involved by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Our bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, and our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.
Other Related Party Transactions
Our board of directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our related person policy. Our related person policy requires that a “related person” (as defined in Item 404(a) of Regulation S-K) must promptly disclose to our general counsel or, to the extent we do not have a general counsel, to our chief executive officer any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel or chief executive officer, as applicable, will then promptly communicate that information to our board of directors. No related person transaction will be executed without the approval or ratification of our board of directors or any committee of the board of directors consisting exclusively of disinterested directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest. Our policy does not specify the standards to be applied by our board of directors or the committees of the board of directors in determining whether or not to approve or ratify a related person transaction, but we anticipate that these determinations will be made in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation.
We lease office space located at 515 Broadhollow Road in Melville, New York for $0.1 million per month from 515 Broadhollow, LLC. 515 Broadhollow, LLC is majority-owned, directly and indirectly, by Mr. Sidhom. We believe these rental payments reflect market-based rents that we would pay for comparable office space. We subleased a portion of this office space to an unconsolidated investee until terminated in February 2021. Sublease income was less than $0.1 million for the year ended December 31, 2021.
In connection with the IPO, we entered into a chairman and consulting agreement with Mr. Sidhom that requires us to nominate Mr. Sidhom for election as a director at each stockholder meeting until the earliest of the termination of the chairman and consulting agreement, the first time Mr. Sidhom no longer serves on our board of directors or whenever Mr. Sidhom, together with certain trusts with which he is affiliated, no longer hold at least 15% of the outstanding LLC interests. The agreement also provides that Mr. Sidhom will consult with our company for a period of three years following his departure as Chairman of our board of directors. The chairman and consulting agreement provides for annual compensation of $250,000 and health benefits, and also contain customary restrictive covenants in favor of our company.
NFP is our benefit broker and 401(k) manager. NFP is a portfolio company of MDP, and one of our executive officers maintains a minority ownership interest in NFP. For the year ended December 31, 2021, we paid $1.2 million in commission and other expenses to NFP.
ADDITIONAL INFORMATION
List of Stockholders of Record
In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for 10 days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 8:30 a.m. and 4:30 p.m. local time at our principal executive offices at 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328. This list will also be available at the Annual Meeting.
Submission of Director Nominees or Stockholder Proposals at Next Year’s Annual Meeting
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328, in writing not later than December 27, 2022.
Stockholders intending to present a proposal at the 2023 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our bylaws. Our bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2023 Annual Meeting of Stockholders no earlier than the close of business on February 8, 2023 and no later than the close of business on March 10, 2023. The notice must contain the information required by the bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2023 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after June 8, 2023, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2022 Annual Meeting and not later than the close of business on the 90th day prior to the 2022 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
In addition, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 9, 2023.
OTHER MATTERS
We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

EVO PAYMENTS, INC.

The Board of Directors recommends you vote FOR all of the nominees listed in Proposal 1.

	For All	Withhold All	For All Except
1. Elect Class I Directors: **Nominees:** 01) Mark A. Chancy 02) John S. Garabedian 03) David W. Leeds	0	0	0

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

____

	For	Against	Abstain
The Board of Directors recommends you vote FOR Proposal 2. 2. Approval, on an advisory basis, of the Company’s executive compensation.	0	0	0
The Board of Directors recommends you vote FOR Proposal 3. 3. Ratification of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2022.	0	0	0

4. To consider and act upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated. 0

	Yes	No
Please indicate if you plan to attend this meeting.	0	0

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

EVO PAYMENTS, INC.

ANNUAL MEETING OF STOCKHOLDERS - JUNE 8, 2022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James G. Kelly and Kelli E. Sterrett, or either of them, as proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of EVO Payments, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m., Eastern Time on June 8, 2022, at the Company's offices located at 10 Glenlake Parkway, South Tower, Atlanta, Georgia 30328, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE